UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2010

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12900 Snow Road

Parma, Ohio 44130

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

GrafTech Holdings Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

Item 3.02.	Unregistered Sales of Equity Securities.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 8.01.	Other Events.

On November 30, 2010 (the “Closing Date”), the transactions contemplated by (i) that certain Agreement and Plan of Merger, dated as of April 28, 2010, by and among GrafTech International Ltd., GrafTech Holdings Inc., GrafTech Delaware I Inc., GrafTech Delaware II Inc., Seadrift Coke L.P. (“Seadrift”) and certain partners of Seadrift (the “Seadrift Merger Agreement”), and (ii) that certain Agreement and Plan of Merger, dated as of April 28, 2010, by and among GrafTech International Ltd., GrafTech Holdings Inc., GrafTech Delaware III Inc., C/G Electrodes LLC (“C/G”) and certain members of C/G (the “C/G Merger Agreement”) were consummated. The entry by GrafTech International Ltd. and GrafTech Holdings Inc. into the Seadrift Merger Agreement and the C/G Merger Agreement was previously reported in Item 5 “Other Information” of Part II of GrafTech International Ltd.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on April 29, 2010. The terms of the Seadrift Merger Agreement and the C/G Merger Agreement are also more thoroughly described in the Prospectus, dated November 19, 2010, which is a part of Amendment No. 2 to the Registration Statement on Form S-4 (Registration No. 333-167446) filed by GrafTech Holdings Inc. with the Securities and Exchange Commission (the “S-4 Registration Statement”).

The Reorganization

Immediately prior to effectuating the reorganization of its holding company structure, on November 30, 2010, GrafTech International Ltd. (“Old GTI”) amended its existing Restated Certificate of Incorporation to eliminate the previously designated 1,000,000 shares of Series A Junior Participating Preferred Stock. No shares of Series A Junior Participating Preferred stock were ever issued by Old GTI. A copy of the Certificate of Elimination of Series A Junior Participating Preferred Stock (the “Certificate of Elimination”) as filed by Old GTI with the Secretary of State of Delaware as filed as Exhibit 3.1.0 to this Current Report on Form
8-K.

Following the filing of the certificate of Elimination, on the Closing Date, Old GTI and GrafTech Holdings Inc. (“New GTI”) reorganized their holding company structure (the “Reorganization”) pursuant to Section 251(g) of the Delaware General Corporation Law (“DGCL”) and the provisions of the Seadrift Merger Agreement. In connection with the Reorganization, New GTI became the parent public reporting company and changed its name to GrafTech International Ltd. In addition, the former public reporting company, Old GTI, changed its name to GrafTech Holdings Inc. and became a wholly-owned subsidiary of New GTI.

As part of the Reorganization, each outstanding share of common stock, par value $.01 per share, of Old GTI was converted into one share of common stock, par value $.01 per share, of New GTI having the same rights, powers, preferences, qualifications, limitations and restrictions as the common stock of Old GTI.

The certificate of incorporation and bylaws of New GTI immediately following consummation of the Reorganization are identical to those of Old GTI immediately prior to the consummation of the Reorganization (other than provisions regarding certain technical matters, as permitted by Section 251(g) of the DGCL), and the directors and officers of New GTI immediately following consummation of the Reorganization are identical to the directors and officers of Old GTI immediately prior to consummation of the Reorganization. Copies of the Amended and Restated Certificate of Incorporation of New GTI and the Amended and Restated Bylaws of New GTI as effective immediately following consummation of the Reorganization are filed as Exhibits 3.2.0 and 3.3.0, respectively, to this Current Report on Form 8-K. The shares of common stock of New GTI have been listed on the New York Stock Exchange in lieu of the shares of common stock of Old GTI and will continue to trade under the same “GTI” symbol and the same CUSIP Number (384313201).

New GTI is deemed the successor to Old GTI pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934 (the “Exchange Act”), and the common stock of New GTI is deemed to be registered under Section 12(b) of the Exchange Act. New GTI will be deemed a large accelerated filer for purposes of Rule 12b-2 under the Exchange Act. New GTI has succeeded to Old GTI’s Commission file number and will continue to file reports thereunder.

In connection with the Reorganization, all outstanding equity awards, including options, restricted stock, performance-based units or other rights to receive shares of common stock of Old GTI under the GrafTech International Ltd. 2005 Equity Incentive Plan, the GrafTech International Ltd. Management Stock Incentive Plan (Senior Management Version), the GrafTech International Ltd. Management Stock Incentive Plan (Mid-Management Version) and the GrafTech International Ltd. Management Stock Incentive Plan (Original Version), each as amended (collectively, the “Equity Compensation Plans”), were converted into equity awards, including options, restricted stock, performance-based units or other rights, respectively, for the same number of shares of common stock of New GTI upon the same terms and conditions as the existing equity awards. New GTI also assumed all of old GTI’s obligations with respect to shares registered on Form S-8 for distribution pursuant to outstanding awards, and awards to be granted, under the Equity Compensation Plans.

New GTI assumed all obligations of Old GTI under each of the Severance Compensation Agreements with certain executives of Old GTI and its subsidiaries (the “Severance Agreements”) as well as the GrafTech International Ltd. Incentive Compensation Plan and the GrafTech International Ltd. Executive Incentive Compensation Plan (collectively, the “Cash Incentive Plans”). Each outstanding award under the Cash Incentive Plans was converted into the right to receive the same benefit from New GTI under the same terms and conditions as the existing awards. Each executive who was a party to a Severance Agreement consented to the assumption of the agreement by New GTI and the clarifications made under the agreements relating to Section 409A of the Internal Revenue Code.

New GTI also assumed all obligations of Old GTI under each of the Indemnification Agreements entered into between Old GTI and certain directors and officers of Old GTI.

Acquisitions of Seadrift and C/G

Immediately following the consummation of the Reorganization, New GTI consummated the acquisitions of Seadrift and C/G pursuant to the Seadrift Merger Agreement and the C/G Merger Agreement, respectively.

Pursuant to the Seadrift Merger we acquired from the equity holders of Seadrift the 81.1% of the equity interests in Seadrift that we did not already own. Seadrift is one of the world’s largest manufacturers of petroleum-based needle coke and owns the world’s only known stand-alone petroleum-based needle coke plant, located in Port Lavaca, Texas. The plant’s capacity in 2009 was approximately 150,000 metric tons per year. In addition to calcined needle coke, the plant produces naphtha, gas oil and electricity as by-products. We believe that Seadrift produces approximately 17% of the world’s needle coke supply. Needle coke is the key raw material used to make graphite electrodes, including premium UHP graphite electrodes, which are critical consumables in electric arc furnace (“EAF”) steel production. Seadrift shipped approximately 144,000 metric tons and 148,000 metric tons of needle coke in 2007 and 2008, respectively. In 2009, shipments declined dramatically in light of the global economic crisis to 39,000 metric tons. Seadrift’s manufacturing facility is located on approximately 450 acres of land. The plant occupies approximately 80 of those acres. At December 31, 2009, Seadrift had approximately 150 employees.

Pursuant to the C/G Merger we acquired from the equity holders of C/G 100% of the equity interests in C/G. C/G is a manufacturer of large diameter UHP graphite electrodes used in the EAF steel making process.

The principal products produced by C/G are UHP graphite electrodes ranging in diameter from 18 to 30 inches, in length from 72 to 120 inches and in weight from 1,200 to over 5,000 pounds. C/G ships graphite electrodes to more than 55 EAF steel mills worldwide. C/G estimates that it supplied approximately 1% of all graphite electrodes purchased worldwide in 2009. While graphite electrodes comprise 95% of C/G’s net revenues, C/G also sells various other graphite-related products, including specialty graphite blocks, granular graphite and partially processed electrodes. C/G’s production facility is located in St. Mary’s, Pennsylvania. It is comprised of 20 buildings located on approximately 150 acres and has a current shipment capacity of 26,500 metric tons of electrodes per year. At December 31, 2009, C/G had 155 employees.

For financial information concerning Seadrift and C/G, see Item 9.01, “Financial Statements and Exhibits” of this Current Report on Form 8-K.

The consideration paid for Seadrift consisted of $90.0 million in cash (including working capital adjustments), approximately 12,000,000 shares of New GTI common stock and $100 million in aggregate face amount of non-interest bearing senior subordinated promissory notes of New GTI due 2015. The consideration paid for C/G consisted of $160.6 million in cash (including working capital adjustments), approximately 12,000,000 shares of New GTI common stock and $100 million in aggregate face amount of non-interest bearing senior subordinated promissory notes of New GTI due 2015. Of the aggregate cash consideration, approximately $165 million was funded through borrowings under New GTI’s principal revolving credit facility (the “Revolving Facility”). The balance of the cash portion of the purchase price, approximately $86 million, was paid from cash on hand.

Promissory Notes

The senior subordinated promissory notes issued to holders of equity in Seadrift and C/G on the Closing Date (the “Promissory Notes”) as part of the consideration for the acquisitions of Seadrift and C/G are substantially identical. Each Promissory Note will mature on the fifth anniversary the Closing.

The Promissory Notes are non-interest bearing and are subordinated on a senior subordinated basis to senior debt of New GTI and certain of its subsidiaries (including Seadrift and C/G). Senior debt includes: (i) indebtedness, obligations and guarantees under the Revolving Facility in an aggregate principal amount of up to $390 million; (ii) indebtedness and obligations under foreign liquidity facilities in an aggregate principal amount of up to $145 million; and (iii) other indebtedness for borrowed money (and related guarantees of subsidiaries) if, on the date of incurrence (or, if earlier, the date of entry into the agreement with respect to such indebtedness or guarantee) and after giving pro forma effect thereto, New GTI’s leverage ratio (its ratio of consolidated net debt to consolidated EBITDA) would not exceed 4:00 to 1:00. If any indebtedness for borrowed money described in clause (iii) of the preceding sentence is incurred and after giving pro forma effect thereto New GTI’s leverage ratio would exceed 4:00 to 1:00, New GTI and its subsidiaries will grant the holders of the Promissory Notes a security interest on a pari passu basis with any security interest granted to the holders of such indebtedness.

New GTI’s significant U.S. subsidiaries (“Subsidiary Guarantors”), including Seadrift and C/G, have provided senior subordinated guarantees of the Promissory Notes, which are subordinated and secured to the same extent as New GTI’s obligations under the Promissory Notes.

New GTI may redeem the Promissory Notes at any time, upon 30 days’ notice, at 100% of the principal amount of the Promissory Notes.

The Promissory Notes may be accelerated upon the occurrence of certain events of default, and the Promissory Notes will be automatically accelerated upon an insolvency event of default with respect to New GTI or any of the Subsidiary Guarantors. The holders of a majority in outstanding principal amount of the Promissory Notes may accelerate the Promissory Notes upon the occurrence of the following events of default:

the failure of New GTI or any of the Subsidiary Guarantors to comply with any term under the Promissory Notes for 30 days after written notice of default; the acceleration of senior debt of New GTI, any significant subsidiary or any Subsidiary Guarantor in excess of $50 million; or a change in control.

For purposes of the Promissory Notes, a change in control generally occurs on the date on which:

•

any person or group becomes the beneficial owner of more than 35% of New GTI’s outstanding common stock or voting securities (not including securities held by its employee benefit plans or related trusts);

•

any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to more than 35% of New GTI’s outstanding common stock or voting securities (not including securities held by its employee benefit plans or related trusts);

•

New GTI’s stockholders approve a plan of dissolution or complete or substantially complete liquidation or its Board approves such a plan other than in connection with a reorganization, recapitalization or similar transaction following which all or a majority of the business of New GTI and its subsidiaries (taken as a whole) are continued by New GTI or any successor thereto;

•

any consummation of a merger or other business combination unless, following such business combination, the beneficial owners of the common stock and the voting securities of New GTI prior to such business combination beneficially own more than 50% of the common equity and voting securities of the surviving entity in substantially the same proportions as prior to such business combination, no person or group (excluding its employee benefit plans or related trusts) beneficially owns more than 50% of the common equity or voting securities of the surviving entity and at least a majority of the members of the board of directors of the surviving entity were members of New GTI’s Board prior to such business combination; or

•

any consummation of a sale, lease or other transfer of all or substantially all of the assets of New GTI, whether held directly or indirectly through one or more subsidiaries (excluding a grant of security interest, sale-leaseback or similar transaction in the ordinary course of business, or in connection with a credit facility or other financing, but including any foreclosure sale).

A change in control will not be deemed to have occurred for purposes of the Promissory Notes, however, to the extent that the Milikowsky Holders (as defined under “Registration Rights and Stockholders’ Agreement” below) and their related parties initiate or participate in an event or circumstance prescribed by the standstill provisions of the Registration Rights and Stockholders’ Agreement, regardless of whether it would be permitted thereby.

The holders of a majority in outstanding principal amount of the Promissory Notes have the sole right to waive any default and any such waiver is binding on all holders. No holder of a Promissory Note may institute against New GTI, or join with or assist any person in instituting against New GTI, any bankruptcy or similar action.

The foregoing description of the Promissory Notes does not purport to be complete and is qualified in its entirety by reference to the form of Promissory Note filed as Exhibit 10.1.0 to this Current Report on Form 8-K.

Issuance of Unregistered Shares of New GTI Common Stock

In connection with the Closing of the Seadrift Merger and the C/G Merger, New GTI issued to the equity holders of Seadrift and the equity holders of C/G an aggregate of approximately 24,000,000 shares of New GTI common stock as part of the merger consideration. The shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. No cash proceeds were received from the issuance of these shares of common stock.

Registration Rights and Stockholders’ Agreement

On the Closing Date, New GTI entered into a Registration Rights and Stockholders’ Agreement, dated as of the Closing Date, with certain of the equity holders of Seadrift and C/G who received shares of common stock of New GTI as part of the consideration for their equity interests in Seadrift and C/G. The Registration Rights and Stockholders’ Agreement contains lock-up and standstill provisions, transfer restrictions, director nomination rights and registration rights with respect to the shares of New GTI common stock, par value $0.01 per share, issued to the equity holders of Seadrift and C/G. As used herein, the term “Milikowsky Holders” means Nathan Milikowsky, Daniel Milikowsky, The Rebecca and Nathan Milikowsky Family Foundation, The Daniel and Sharon Milikowsky Family Foundation, Inc., NMDM Investments LLC, Rebecca Milikowsky, Brina Milikowsky, Shira Milikowsky, Daniel Milikowsky Family Holdings, LLC and Seadrift Coke LLC.

Lock-up and Standstill Provisions

Each of the Milikowsky Holders agreed, for two (2) years following consummation of the Seadrift Merger and thereafter until six (6) months after the later of (i) the termination of the Milikowsky Holders’ right to nominate an individual for election as a director of New GTI (see, “Board Nomination Rights”, below) and (ii) the date on which any such nominated director ceases to be a member of New GTI’s Board, that:

•

it will not enter into, and will not permit any of its controlled affiliates or related parties to enter into, any contract to purchase, sell, borrow, lend, pledge, or otherwise acquire or transfer, directly or indirectly, any securities of New GTI; and

•

it will not enter into, and will not permit any of its controlled affiliates or related parties to enter into, any economic or voting derivative, swap or other contract that transfers to, or acquires from, any other person any of the voting rights or economic consequences of ownership of any securities of New GTI or the value of which is measured or determined by, or with respect to, the value of any securities of New GTI.

The foregoing lock-up terminates upon (i) a change in control as described below (except that the percentage thresholds in the first two bullets of the definition of change in control shall be 50% (and not 35%)); (ii) bankruptcy of New GTI or any of its significant subsidiaries; (iii) New GTI’s failure to comply in any material respect with the board nomination rights; (iv) the delisting of New GTI’s common stock from the New York Stock Exchange (other than in connection with relisting on another national or international exchange); or (v) the transfer by the Milikowsky Holders and their related parties of at least 90% of the New GTI common stock owned by them to persons other than related parties.

Each of the Milikowsky Holders agreed not to take any of the following actions for a period of two (2) years following consummation of the Seadrift Merger and thereafter until six (6) months after the later of (i) the termination of the Milikowsky Holders’ right to nominate an individual for election as a director of New GTI and (ii) the date on which any such nominated director ceases to be a member of New GTI’s Board (the “standstill”):

•	initiate or participate in any solicitation of proxies to vote any securities of New GTI;

•	advise or influence any person (other than a related party) with respect to the voting of any securities of New GTI;

•

take any action to change, control or influence the management (including the composition of New GTI’s Board) or policies of New GTI (except in connection with the exercise of the fiduciary duties of the board nominee of the Milikowsky Holders if he is then serving as a member of New GTI’s Board) or to obtain representation on the Board (except for the board designation rights in the Registration Rights and Stockholders’ Agreement);

•	make any public announcement with respect to, submit a public proposal for or make any public offer as to any extraordinary transaction involving New GTI;

•	form, assist or participate in a group in connection with any of the foregoing;

•	enter into any discussions, arrangements or contracts with any other person regarding any of the foregoing; or

•

take any action that would require New GTI under applicable laws, due to fiduciary duties, or otherwise, to make any public announcement relating to any of the foregoing or any extraordinary transaction.

The standstill provisions terminate upon (i) a change in control as described below (except that the percentage thresholds in the first two bullets of the definition of change in control shall be 50% (and not 35%)); (ii) bankruptcy of New GTI or any of its significant subsidiaries; (iii) New GTI’s failure to comply in any material respect with the board nomination rights; or (iv) the delisting of New GTI’s common stock from the New York Stock Exchange (other than in connection with relisting on another national or international exchange).

Notwithstanding the lock-up and standstill provisions, Nathan Milikowsky and Rebecca Milikowsky may transfer up to an aggregate of 1,600,000 shares (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification transactions by us) of New GTI common stock to The Rebecca and Nathan Milikowsky Family Foundation and Daniel Milikowsky and Daniel Milikowsky Family Holdings LLC may transfer up to an aggregate of 1,600,000 shares (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification transactions by us) of New GTI common stock to The Daniel and Sharon Milikowsky Family Foundation, Inc. Following the transfer of any such shares to one of such foundations (“Exempt Shares”), the applicable foundation may transfer such shares without restriction under the lock-up and standstill provisions.

Notwithstanding the lock-up and standstill provisions, at any time after six (6) months following the consummation of the Seadrift Merger, each of Nathan Milikowsky (and his affiliates and related parties) and Daniel Milikowsky (and his affiliates and related parties) may sell New GTI common stock in transactions exempt from registration under the Securities Act under Rule 144, or otherwise, or in a public offering; provided, that the aggregate number of shares each such group may sell in any three (3) month period may not exceed one percent (1%) of the outstanding shares of New GTI common stock (but excluding Exempt Shares for these purposes).

Notwithstanding the lock-up and standstill provisions, (a) if New GTI issues additional shares of its common stock or securities convertible into or exercisable or exchangeable for shares of its common stock, each of the Milikowsky Holders has the right to purchase, in connection with the offering thereof or thereafter in the open market, up to such additional number of shares of New GTI common stock or such securities so that its relative percentage of beneficial ownership of New GTI common stock is the same, after giving effect to such purchase, as it was immediately prior to such issuance and (b) each Seadrift equity holder and C/G equity holder who received shares of New GTI common stock in the Seadrift Merger or C/G Merger, respectively, has the right to transfer shares of New GTI common stock (i) in connection with the consummation of, or otherwise pursuant to, a merger, tender offer, exchange offer or other business combination, so long as such transaction has been approved or recommended by New GTI’s Board, (ii) as required pursuant to any law or order, or (iii) two (2) years following consummation of the Seadrift Merger.

For purposes of the Registration Rights and Stockholders’ Agreement, a change in control generally occurs on the date on which:

•

any person or group becomes the beneficial owner of more than 35% of the then outstanding common stock or voting securities of New GTI (not including securities held by its employee benefit plans or related trusts);

•

any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to more than 35% of the then outstanding common stock or voting securities of New GTI (not including securities held by its employee benefit plans or related trusts);

•

stockholders approve a plan of dissolution or complete or substantially complete liquidation of New GTI or its Board approves such a plan other than in connection with a reorganization, recapitalization or similar transaction following which all or a majority of the business of New GTI and its subsidiaries (taken as a whole) shall be continued by New GTI or any successor thereto;

•

any consummation of a merger or other business combination unless, following such business combination, the beneficial owners of the common stock and the voting securities of New GTI prior to such business combination beneficially own more than 50% of the common equity and voting securities of the surviving entity in substantially the same proportions as prior to such business combination, no person or group (excluding its employee benefit plans or related trusts) beneficially owns more than 50% of the common equity or voting securities of the surviving entity and at least a majority of the members of the board of directors of the surviving entity were members of New GTI’s Board prior to such business combination; or

•

any consummation of a sale, lease or other transfer of all or substantially all of the assets of New GTI, whether held directly or indirectly through one or more subsidiaries (excluding a grant of security interest, sale-leaseback or similar transaction in the ordinary course of business or in connection with a credit facility or other financing, but including any foreclosure sale).

Registration Rights

New GTI granted customary registration rights to the Seadrift equity holders and C/G equity holders, which include up to four (4) demand registrations (two (2) of which may be underwritten offerings) exercisable at any time after sixty (60) days prior to the second anniversary of the Closing and piggyback rights on certain registrations by New GTI (whether for its own account or for the account of other stockholders). New GTI agreed to (a) within five (5) days following the Closing, include in any shelf registration statement which it may file to register resales of New GTI common stock by directors and officers of New GTI, shares of New GTI common stock issued in connection with the Seadrift Merger to the Milikowsky Holders (and their related parties and affiliates), (b) within five (5) days following the Closing, file a registration statement covering the shares of New GTI common stock issued in connection with the Seadrift Merger to the other equity holders of Seadrift, and each such other equity holder agreed to use its best efforts to limit sales under such registration statement to not more than (i) 50,000 shares per week (to the extent such equity holder holds less than 200,000 shares of New GTI common stock) and (ii) 125,000 shares per week (to the extent such equity holder holds at least 200,000 shares of New GTI common stock) and (c) within five (5) days following the Closing, file a registration statement covering the shares of New GTI common stock issued in connection with the C/G Merger to the other equity holders of C/G, and each such other equity holders agreed to use best efforts to limit sales under such registration statement to not more than (i) 50,000 shares per week (to the extent such equity holder holds less than 200,000 shares of New GTI common stock) and (ii) 125,000 shares per week (to the extent such equity holder holds at least 200,000 shares of New GTI common stock). The Registration Rights and Stockholders’ Agreement contains customary registration procedures and indemnification provisions relating to the registration rights, and New GTI agreed to pay all expenses (other than commissions, discounts and stock transfer taxes) relating to such registrations. The registration rights provisions (other than the indemnification provisions) terminate on the earlier of (a) the date that the Seadrift equity holders and the C/G equity holders no longer beneficially own any registrable securities and (b) the consummation of a change in control unless New GTI (or any successor thereto as a result of the change in control) is a reporting company under the Exchange Act.

Board Nomination Rights

Following the acquisitions of Seadrift and C/G, and pursuant to the Registration Rights and Stockholders’ Agreement, we agreed to (i) increase the size of our Board of Directors by one (1) and elect a representative of the Milikowsky Holders (and their related parties and affiliates) to our Board of Directors and (ii) nominate such representative for re-election in subsequent years, provided the Milikowsky Holders (and their related parties and affiliates) continue to hold in the aggregate at least twelve million shares of our common stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification transactions by us). If at least three years have passed since the initial representative (or a then prior designee) was elected to our Board of Directors or, if prior to such three year period, such initial representative (or prior designee) ceases to serve due to death, disability or mandatory retirement, the Milikowsky Holders (and their related parties and affiliates) may designate a different representative to be nominated to our Board of Directors, provided, that such replacement representative is reasonably acceptable to our Board of Directors. The representative of the Milikowsky Holders (and their related parties and affiliates) must meet the requirements of an “independent director” under the listing rules of the New York Stock Exchange and must otherwise satisfy the requirements of our corporate policies relating to directors. Mr. Nathan Milikowsky will be elected to our Board of Directors as the initial representative of the Milikowsky Holders. Our obligations with respect to the board nomination rights shall terminate upon the consummation of a change in control (except that the percentage thresholds in the first two bullets of the definition of change in control shall be 67% (and not 35%)).

The foregoing description of the Registration Rights and Stockholders’ Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights and Stockholders’ Agreement filed as Exhibit 10.2.0 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Page

(a) Financial Statements of Businesses Acquired. The following financial statements of Seadrift Coke L.P. and C/G Electrodes LLC are filed as part of this Current Report on Form 8-K:

(1) Seadrift Coke L.P.

(A) Audited Financial Statements

(i) Independent Auditors’ Report	10

(ii) Consolidated Balance Sheets at December 31, 2008 and 2007	11

(iii) Consolidated Statements of Income for the years ended December 31, 2008 and 2007	12

(iv) Consolidated Statements of Changes in Partners’ Equity for the years ended December 31, 2008 and 2007	13

(v) Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007	14

(vi) Notes to the Consolidated Financial Statements	16

(vii) Independent Auditors’ Report	26

(viii) Consolidated Balance Sheets at December 31, 2009 and 2008	27

(ix) Consolidated Statements of Operations for the years ended December 31, 2009 and 2008	28

(x) Consolidated Statements of Changes in Partners’ Equity for the years ended December 31, 2009 and 2008	29

(xi) Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008	30

(xii) Notes to the Consolidated Financial Statements	32

(B) Unaudited Interim Financial Statements

(i) Consolidated Balance Sheets at September 30, 2010 and December 31, 2009	42

(ii) Consolidated Statements of Income for the nine months ended September 30, 2010 and 2009	43

(iii) Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009	44

(iv) Notes to the Consolidated Financial Statements	45

(2) C/G Electrodes LLC

(A) Audited Financial Statements

(i) Independent Auditors’ Report	48

(ii) Consolidated Balance Sheets at December 31, 2008 and 2007	49

(iii) Consolidated Statements of Income for the years ended December 31, 2008 and 2007	50

(iv) Consolidated Statements of Members’ Equity(Deficit) for the years ended December 31, 2008 and 2007	51

(v) Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007	52

(vi) Notes to the Consolidated Financial Statements	54

(vii) Independent Auditors’ Report	64

(viii) Consolidated Balance Sheets at December 31, 2009 and 2008	65

(ix) Consolidated Statements of Income for the years ended December 31, 2009 and 2008	66

(x) Consolidated Statements of Members’ Deficit for the years ended December 31, 2009 and 2008	67

(xi) Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008	68

(xii) Notes to the Consolidated Financial Statements	70

(B) Unaudited Interim Financial Statements

(i) Consolidated Balance Sheets at September 30, 2010 and December 31, 2009	79

(ii) Consolidated Statements of Income for the nine months ended September 30, 2010 and 2009	80

(iii) Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009	81

(iv) Notes to the Consolidated Financial Statements	82

(b) Pro Forma Financial Information. The following Unaudited Pro Forma Condensed Combined Financial Information of GrafTech, Seadrift and C/G is filed as part of this Current Report on Form 8-K:

(1) GrafTech, Seadrift and C/G Unaudited Pro Forma Condensed Combined Financial Information.

(A) Introduction	86

(B) Pro Forma Unaudited Condensed Combined Statement of Operations for the Year Ended December 31, 2009	88

(C) Pro Forma Unaudited Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2010	89

(D) Pro Forma Unaudited Condensed Combined Balance Sheet as of September 30, 2010	90

(E) Notes to the Unaudited Pro Forma Condensed Combined Financial Information	91

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit 2.1.0	Agreement and Plan of Merger, dated as of April 28, 2010, by and among GrafTech International Ltd., GrafTech Holdings Inc., GrafTech Delaware I Inc., GrafTech Delaware II Inc., Seadrift Coke L.P. and certain partners of Seadrift Coke L.P. (incorporated by reference to Exhibit 2.9.0 to the Registration Statement on Form S-4 filed by GrafTech Holdings Inc. with the Securities and Exchange Commission on June 10, 2010 (Registration No. 333-167446)).

Exhibit 2.2.0	Agreement and Plan of Merger, dated as of April 28, 2010, by and among GrafTech International Ltd., GrafTech Holdings Inc., GrafTech Delaware III Inc., C/G Electrodes LLC and certain members of C/G Electrodes LLC (incorporated by reference to Exhibit 2.10.0 to the Registration Statement on Form S-4 filed by GrafTech Holdings Inc. with the Securities and Exchange Commission on June 10, 2010 (Registration No. 333-167446)).

Exhibit 3.1.0	Certificate of Elimination of Series A Junior Participating Preferred Stock of GrafTech International Ltd.

Exhibit 3.2.0	Amended and Restated Certificate of Incorporation of GrafTech International Ltd.

Exhibit 3.3.0	Amended and Restated Bylaws of GrafTech International Ltd.

Exhibit 10.1.0	Form of Senior Subordinated Promissory Note.

Exhibit 10.2.0	Registration Rights and Stockholders’ Agreement, dated as of November 30, 2010, by and among GrafTech International Ltd. and each of the stockholders party thereto.

Exhibit 23.1.0	Consent of Alpern Rosenthal for report relating to consolidated financial statements of Seadrift Coke L.P. and Subsidiary as of December 31, 2009 and 2008 and for two years then ended.

Exhibit 23.2.0	Consent of Alpern Rosenthal for report relating to consolidated financial statements of Seadrift Coke L.P. and Subsidiary as of December 31, 2008 and 2007 and for two years then ended.

Exhibit 23.3.0	Consent of Alpern Rosenthal for report relating to consolidated financial statements of C/G Electrodes LLC and Subsidiary as of December 31, 2009 and 2008 and for two years then ended.

Exhibit 23.4.0	Consent of Alpern Rosenthal for report relating to consolidated financial statements of C/G Electrodes LLC and Subsidiary as of December 31, 2008 and 2007 and for two years then ended.

Exhibit 99.1.0	Press release issued by GrafTech International Ltd. on November 30, 2010, relating to the acquisitions of Seadrift Coke L.P. and C/G Electrodes LLC. Such press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be incorporated by reference in any filing under the Securities Act of 1933 except as shall be expressly set forth by specific reference in such filing.

Independent Auditors’ Report

To the Partners

Seadrift Coke, L.P.

Port Lavaca, Texas

We have audited the accompanying consolidated balance sheets of Seadrift Coke, L.P. and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in partners’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seadrift Coke, L.P. and Subsidiary as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Alpern Rosenthal

Pittsburgh, Pennsylvania

March 17, 2009

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Balance Sheets

December 31	2008	2007
ASSETS

Current Assets
Cash and cash equivalents	$354,000	$7,308,151
Accounts receivable (includes related party accounts receivable of $2,027,157 in 2007—Note 9)	26,838,531	16,297,200
Inventories—Note 2	21,626,725	28,100,063
Prepaid inventory	—	3,122,902
Prepaid expenses and other current assets	541,249	591,392

Total Current Assets	49,360,505	55,419,708

Property, Plant and Equipment—Net of accumulated depreciation—Note 3	76,174,301	41,044,482

Other Assets—Note 4	362,958	594,345

Total Assets	$125,897,764	$97,058,535

LIABILITIES AND PARTNERS’ EQUITY

Current Liabilities
Current portion of long-term debt—Note 5	$22,216	$6,036,861
Line of credit—Note 5	—	—
Accounts payable	5,402,371	6,673,038
Accrued maintenance costs	—	3,600,000
Accrued manufacturing costs	557,019	603,818
Accrued property taxes	1,093,805	945,928
Accrued vacation	619,670	425,809
Accrued expenses and other current liabilities	1,048,196	978,555

Total Current Liabilities	8,743,277	19,264,009

Long-term Liabilities
Line of credit—Note 5	31,343,470	210,529
Long-term debt—net of current portion—Note 5	—	20,272,216
Interest rate swap liability—Note 10	1,288,483	662,100
Commitments and contingent liabilities—Note 12	800,000	800,000
Other long-term liabilities	242,204	—

Total Liabilities	42,417,434	41,208,854

Partners’ Equity—Note 6
Partners’ capital	9,781,100	9,780,100
Retained earnings	73,699,230	46,731,681
Accumulated other comprehensive loss	—	(662,100)

Total Partners’ Equity	83,480,330	55,849,681

Total Liabilities and Partners’ Equity	$125,897,764	$97,058,535

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Income

For the Years Ended December 31	2008	2007
Net Sales
Net sales (Includes related party net sales of $37,936,198 in 2008 and $23,419,750 in 2007—Note 9)	$329,681,560	$239,203,121

Cost of Sales (Includes related party cost of sales of $26,614,198 in 2008 and $15,962,229 in 2007—Note 9)	269,061,424	163,033,978

Gross Profit	60,620,136	76,169,143

Operating Expenses	13,171,965	11,839,778

Income From Operations	47,448,171	64,329,365

Other Expenses
Interest expense—net	1,198,983	3,621,246
Fair value adjustment—interest rate swap—Note 10	1,288,483	—
Loss on extinguishment of debt—Note 5	—	1,543,318

Total Other Expenses	2,487,466	5,164,564

Net Income	$44,960,705	$59,164,801

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Changes in Partners’ Equity

For the Years Ended December 31, 2008 and 2007

	Partners’ Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Total
Balance—January 1, 2007	$9,889,200	$4,332,572	$—		$14,221,772
Partner distributions	—	(15,642,692)	—		(15,642,692)
Partner units issued for services—Note 6	16,000	160,000	—		176,000
Purchase of partnership units—Note 6	(125,100)	(1,283,000)	—		(1,408,100)

Comprehensive income
Change in fair value of interest rate swap—Note 10	—	—	(662,100)	$(662,100)	(662,100)
Net income	—	59,164,801	—	59,164,801	59,164,801

Comprehensive income	—	—	—	$58,502,701

Balance—December 31, 2007	9,780,100	46,731,681	(662,100)		55,849,681
Partner distributions	—	(18,065,156)	—		(18,065,156)
Partner units issued for services—Note 6	1,000	72,000	—		73,000

Comprehensive income
Amount reclassified to income—unrealized loss on interest rate swap—Note 10			662,100	$662,100	662,100
Net income	—	44,960,705	—	44,960,705	44,960,705

Comprehensive income	—	—	—	$45,622,805

Balance—December 31, 2008	$9,781,100	$73,699,230	$—		$83,480,330

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31	2008	2007
Cash Provided by (Used for) Operating Activities
Net income	$44,960,705	$59,164,801
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,522,274	3,641,972
LIFO inventory reserves	5,327,796	7,385,682
Loss on extinguishment of debt	—	1,543,318
Unrealized losses on interest rate swap	1,288,483	—
Noncash line-of-credit fees	96,664	239,399
Partnership units issued for services	73,000	176,000
Accretion of debt discount	—	95,240
Changes in
Accounts receivable	(10,541,331)	(4,661,686)
Inventories	1,145,542	(14,051,386)
Accounts payable and accrued liabilities	(4,263,883)	8,955,183
Other assets	3,213,005	(1,306,275)

Net Cash Provided by Operating Activities	44,822,255	61,182,248

Cash Used for Investing Activities
Purchases of property, plant and equipment	(37,263,536)	(10,228,790)
Capitalized interest on machinery under construction	(1,107,439)	(126,879)

Net Cash Used for Investing Activities	(38,370,975)	(10,355,669)

Cash Provided by (Used for) Financing Activities
Net proceeds (payments) on line of credit	6,382,941	(19,952,941)
Proceeds from long-term debt	14,903,336	—
Payments on long-term debt	(16,536,861)	(6,504,601)
Loan acquisition fees	(89,691)	(49,475)
Purchase of partnership units	—	(1,408,100)
Partner distributions	(18,065,156)	(15,642,692)

Net Cash Used for Financing Activities	(13,405,431)	(43,557,809)

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31	2008	2007
Increase (Decrease) in Cash and Cash Equivalents	(6,954,151)	7,268,770
Cash and Cash Equivalents—Beginning of year	7,308,151	39,381

Cash and Cash Equivalents—End of year	$354,000	$7,308,151

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$2,132,676	$3,399,870

Supplemental Disclosures of Noncash Investing and Financing Activities

Proceeds from note payable—line of credit	$24,750,000	$1,333,889

Proceeds from note payable—bank	$—	$19,500,000

Payment of note payable—bank	$24,750,000	$—

Payment of subordinated note payable	$—	$19,071,440

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Organization and Basis of Consolidation

Seadrift Coke, L.P. and its wholly owned subsidiary, Seadrift Coke Export, Inc., a Delaware limited partnership (collectively the Partnership) is primarily engaged in the manufacturing and distribution of needle coke for sale to customers in the steel and aluminum manufacturing industries. The Partnership’s principal operating location is in Port Lavaca, Texas. The Partnership sells to customers primarily in North America, Europe and Asia.

The accompanying consolidated financial statements include the accounts of Seadrift Coke, L.P and its wholly owned subsidiary, Seadrift Coke Export Inc., an Interest Charge Domestic International Sales Corporation (IC-DISC). All material intercompany balances and transactions have been eliminated in consolidation.

B. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. Cash and Cash Equivalents

The Partnership considers all highly liquid investments with original maturities of less than three months as cash equivalents. All of the Partnership’s cash is maintained in one financial institution located in Texas.

D. Accounts Receivable

Trade accounts receivable are stated at the amount management expects to collect from outstanding balances at year end. Based on management’s assessment of the credit history with customers having outstanding balances and current relationships with them, it believes that realization losses on balances outstanding at year end will be immaterial. Accordingly, no allowance for doubtful accounts is deemed necessary.

Six customers accounted for approximately 83% of gross sales in 2008 and four customers accounted for approximately 64% of gross sales in 2007. Accounts receivable relating to these customers represented approximately 64% of total accounts receivable at December 31, 2008 and 77% at December 31, 2007.

Total sales to customers located in foreign countries were approximately 36% of 2008 sales and 42% of 2007 sales. Needle coke sales to customers in foreign countries were approximately 49% of 2008 needle coke sales and 57% of 2007 needle coke sales.

E. Revenue Recognition

Sales and related costs of sales are generally recorded when goods are shipped and title, ownership and risk of loss has passed to the customer, all of which occurs upon shipment or delivery of the product based upon the applicable shipping terms. The shipping terms may vary depending on the nature of the customer, domestic or foreign, and the type of transportation used. Shipping and handling costs are recognized as a component of cost of sales as sales occur.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

F. Inventories

Inventories are stated at the lower of cost or market. For all of the Partnership’s inventory, except certain by-products and its supplies inventory, costs have been determined by the last-in, first-out (LIFO) method. The remainder of the Partnership’s inventory cost is determined using the first-in, first-out (FIFO) method.

G. Property, Plant and Equipment

Property, plant and equipment are recorded at cost including expenditures for additions and major improvements. Maintenance and repairs which are not considered to extend the useful lives of assets are charged to operations as incurred. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other (income) expenses for the year.

For financial reporting, depreciation of property, plant and equipment is computed using the straight-line method at rates calculated to amortize costs over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years
Buildings and leasehold improvements	5 - 25
Machinery and equipment	5 - 20
Computer software	5 - 10

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Partnership has determined there is no impairment at December 31, 2008 and 2007.

H. Other Assets

Loan acquisition fees are capitalized and are being amortized on a straight-line basis over the term of the related debt (Note 4).

Non-compete and licensing agreements are being amortized on a straight-line basis over the term of the related agreements (Note 4).

I. Financial Instruments

The Partnership accounts for its derivative activity in accordance with Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, as amended, which establishes accounting and financial reporting standards for certain derivative instruments and certain hedging activities. The Partnership’s derivative instrument, an interest rate swap, is recognized as an asset or liability in the consolidated balance sheets at its fair value with subsequent changes in fair value reported in net income or other comprehensive income based on the effectiveness of the hedged transaction. Changes in fair value are also reflected as an adjustment to reconcile net income to net cash provided by operating activities in the consolidated statements of cash flows.

During 2007, the Partnership elected hedge accounting for its derivative financial instrument and, therefore, changes in fair value were recorded in other comprehensive income (loss).

During 2008, substantive amendments were made to the Partnership’s credit agreement (Note 5) and, as a result of the amendments, hedge accounting was not elected for the derivative financial instrument and changes

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

in fair value were recorded in the consolidated statements of income. Amounts previously accounted for in other comprehensive income (loss) during 2007 related to the prior credit agreement have been reclassified to the consolidated statements of income as a component of other expense.

J. Income Taxes

As a limited partnership, the Partnership is not subject to income taxes. The taxable income or loss of the Partnership is includible in the individual income tax returns of its partners based upon their percentage of ownership. The IC-DISC is not subject to Federal or state income taxes. Consequently, no provision for income taxes is provided in the accompanying consolidated financial statements.

K. Stock-based Compensation

The Partnership has a unit award plan and has accounted for the award plan in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R) (SFAS 123(R)), Share-based Payment. SFAS 123(R) requires companies to measure the cost of employee services rendered in exchange for unit awards based on a fair value calculation at the grant date. Stock-based compensation represents the cost related to stock-based awards granted to employees. The Partnership measures compensation expense at the grant date based on the fair value of the award and recognizes the cost as expense on a straight-line basis over the employee requisite service period, which is generally the vesting period, as required by SFAS 123(R). The Partnership estimates the fair value of its unit awards using a market approach for transactions involving identical unit awards.

L. Planned Major Maintenance Expenses

The Partnership accounts for their planned major maintenance expenses using the direct expensing method where actual costs incurred are expensed directly when maintenance is performed. The Partnership recognized planned major maintenance expenses, which are included in cost of sales, of approximately $14,500,000 during 2008 and $3,100,000 during 2007.

M. Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Certain provisions of SFAS 157 were effective for the Partnership in 2008 and the remaining provisions are effective in 2009. The Partnership does not expect that the provisions of SFAS 157 will have a significant impact on its financial position, results of operations and cash flows.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The three levels of the fair value hierarchy under SFAS 157 are described below:

•	Level 1—Observable inputs such as quoted prices in active markets.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

•	Level 2—Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3—Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Partnership’s financial instruments within the fair value hierarchy as prescribed by SFAS 157 are more fully disclosed in Note 10 of the consolidated financial statements.

N. Recent Pronouncements

In June 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The Interpretation was originally effective for nonpublic entities for fiscal years beginning after December 15, 2006. FASB Staff Position No. FIN 48-3 permits nonpublic entities to defer the effective date of FIN 48 until fiscal years beginning after December 15, 2008. The Partnership has elected to defer the application of FIN 48 and is evaluating the impact of the provisions of FIN 48 on the Partnership’s consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (SFAS 161), Disclosure About Derivative Instruments and Hedging Activities. SFAS 161 requires enhanced disclosures regarding an entity’s derivative and hedging activities. SFAS 161 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2008. The Partnership is currently evaluating the impact of adopting SFAS 161 on its consolidated financial statements.

O. Reclassifications

Certain reclassifications have been made to the 2007 financial statements to conform with the 2008 presentation.

Note 2—Inventories

Inventories consisted of the following at December 31:

	2008	2007
Raw materials	$18,632,045	$18,950,415
Work-in-process	10,586,412	3,310,637
Finished goods	7,076,231	15,458,752
Supplies	2,721,873	2,442,299

	39,016,561	40,162,103
Less: Amount to reduce certain inventories to LIFO value	17,389,836	12,062,040

Total inventories	$21,626,725	$28,100,063

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The use of LIFO decreased net income by approximately $5,328,000 in 2008 and $7,386,000 in 2007.

Approximately 91% and 81% of the Partnership’s inventories at December 31, 2008 and 2007 are costed at the lower of LIFO cost or market.

Note 3—Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2008	2007
Land	$207,388	$207,388
Buildings and leasehold improvements	1,679,491	1,183,487
Machinery and equipment	43,750,904	36,539,740
Computer software	1,513,559	127,750
Machinery under construction	39,432,640	10,154,642

	86,583,982	48,213,007
Less: Accumulated depreciation	10,409,681	7,168,525

	$76,174,301	$41,044,482

Depreciation expense, included in cost of sales and operating expenses, amounted to approximately $3,241,000 for 2008 and $2,894,000 for 2007. Capitalized interest on machinery under construction amounted to approximately $1,107,000 in 2008 and $127,000 in 2007.

Note 4—Other Assets

Other assets consisted of the following at December 31:

	2008	2007
Intangible assets	$129,617	$129,617
Deferred loan origination costs	947,847	858,156
Other—non-amortizable	53,280	93,240

	1,130,744	1,081,013
Less: Accumulated amortization	767,786	486,668

	$362,958	$594,345

Intangible assets consist of non-compete, licensing agreements and other intangibles. Amortization expense of intangibles, included in operating expenses, amounted to approximately $26,000 in 2008 and 2007.

Amortization of debt-related costs, included in interest expense, amounted to approximately $255,000 in 2008 and $722,000 in 2007. Included in the amortization of debt-related costs in 2007 is approximately $497,000 relating to the write off of deferred loan origination costs in connection with the payoff of the subordinated notes payable (Note 5) and the write off of capitalized costs related to an interest rate cap (Note 10).

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The estimated amortization expense for intangible assets and deferred loan origination costs subsequent to December 31, 2008 is as follows:

Year Ending	Amount
2009	$238,000
2010	72,000

Total	$310,000

Note 5—Line of Credit and Long-term Debt

The Partnership has a credit agreement (the agreement) with a bank which provides for a working capital revolving line of credit and provided for a term loan. The agreement grants the bank a first lien security interest in substantially all of the Partnership’s assets.

Line of Credit

Prior to February 1, 2008, the agreement provided for maximum borrowings on the line of credit of $25,000,000.

On February 1, 2008, the existing agreement was amended and restated to refinance the previously existing line of credit and term loan (see below). The amended and restated agreement (the new agreement) provides for maximum borrowings of $60,000,000 on a line of credit through January 15, 2011. Borrowings under the line cannot exceed $30,000,000 plus 85% of eligible accounts receivable and 65% of the eligible inventory less reserves. The maximum borrowing commitment has been reduced by $7,500,000 at December 31, 2008 and will be reduced by an additional $7,500,000 at December 31, 2009.

The Partnership has the option of selecting a base interest rate plus an applicable margin or the London Interbank Offered Rate (LIBOR) plus an applicable margin for the revolving line of credit. The Partnership elected LIBOR, which is 1.423% at December 31, 2008, plus the applicable margin of 1.375%. For 2007, the Partnership elected the base rate which is prime, 7 1/4% at December 31, 2007 minus 1 3/4%.

The new agreement provides for the issuance of letters of credit, which are not to exceed certain amounts as defined in the agreement. At December 31, 2008, the Partnership has $2,000,000 of letters of credit outstanding.

The Partnership must pay an unused line fee on each payment date at a rate of  1/8% per annum on the daily average unused amount. The new agreement contains various covenants which, among other things, require the Partnership to maintain minimum financial ratios including a fixed coverage ratio, debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, and tangible net worth.

Long-term Debt

Long-term debt consisted of the following at December 31:

	2008	2007
Term loan	$—	$26,250,000
Capital lease payable	22,216	59,077

	22,216	26,309,077
Less: Current portion	22,216	6,036,861

	$—	$20,272,216

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Term Loan

The Partnership had a term loan which required a quarterly payment of $750,000 on April 1, 2007. The term loan agreement required payments of $1,500,000, plus interest, commencing on July 1, 2007. The remaining principal balance was due on April 1, 2010. On February 1, 2008, the term loan was paid off as part of the new agreement (see above).

On July 2, 2008, the new agreement was further amended and restated to provide for a new term loan in the amount of $15,000,000. The new term loan required three equal installments of $5,000,000, commencing on August 31, 2008. The final unpaid principal balance, including accrued and unpaid interest, was due and paid on December 31, 2008. The new term loan incurred interest at 2%.

Subordinated Note Payable

The Partnership had a subordinated note payable that was prepaid in full, including a prepayment fee of $600,000, on May 1, 2007 with proceeds from an increase in the Partnership’s term loan of $19,500,000 and an additional draw on the Partnership’s line of credit of $1,333,889.

The subordinated note was issued with 15,000 units representing limited partnership interests in the Partnership. The units were valued at $1,500,000 at the date of issuance. The subordinated note, in the face amount of $20,000,000, was discounted for the fair value of these units. The note was being accreted to its face value over its term. The subordinated note was accreted to its face value at the date of prepayment of the note. The loss on extinguishment of the debt includes approximately $929,000 related to the accretion, $600,000 related to prepayment fees and other costs of approximately $14,000.

In addition, 3,500 units were purchased by the issuer of the subordinated debt as an equity interest in the Partnership interest in 2005. The Partnership entered into a put option, which was exercisable by the subordinated debt issuer beginning May 1, 2011. The put option provided for purchase of each unit based on fair value at the date of the put notice; however, in July 2008, the subordinated debt issuer sold their ownership interest in the Partnership to a third party at a price of $7,300 per unit.

Note 6—Partners’ Equity

Partners’ equity consisted of the following at December 31, 2008 and 2007:

	Partners’ Capital	Retained Earnings
At December 31, 2008
General Partner	$92,700	$698,439
Limited Partners	9,688,400	73,000,791

Total	$9,781,100	$73,699,230

At December 31, 2007
General Partner	$92,700	$451,705
Limited Partners	9,687,400	45,617,876

Total	$9,780,100	$46,069,581

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Employee Unit Purchase Plan

During January 2006, the Partnership established an employee unit purchase plan (the Employee Plan) for certain employees, selected at the discretion of the Board of Directors of the Partnership. Under the terms of the Employee Plan, employees had options to purchase up to 3,000 limited partnership units at a price of $100 per unit, the estimated fair value of a unit at the grant date. The employees exercised options to purchase 1,392 units before the Employee Plan and the unexercised partnership units expired on January 31, 2006.

The Employee Plan has a call option which provides for the Partnership to acquire the units upon the employees’ termination. The Employee Plan also contains a put option that provides, at the discretion of the employee, at termination of employment for other than cause as defined, to require the Partnership to purchase all of the units held by the employee. The call option and the put option provide for the purchase of each unit based on fair value as determined by the Partnership at the date of the put notice.

Employee Equity Award Plan

During January 2007, the Partnership established an employee equity award plan (the Equity Plan). The Equity Plan awarded 160 partnership units to selected employees as compensation for service. The employees were immediately vested in the award. As a condition for receiving the awards, the employees entered into a non-compete agreement with the Partnership. The partnership units were valued by the Partnership at the grant date at $1,100 per unit using a market approach for transactions involving identical unit awards.

During July 2008, the Partnership issued an additional 10 units to an employee under the Equity Plan. The employee was immediately vested in the award. As a condition for receiving the award, the employee entered into a non-compete agreement with the Partnership. The partnership units were valued by the Partnership at the grant date at $7,300 per unit using a market approach for transactions involving identical unit awards.

The Equity Plan has a call option which provides for the Partnership to acquire the units upon the employees’ termination. The Equity Plan also contains a put option that provides, at the discretion of the employee, at termination of employment for other than cause as defined, to require the Partnership to purchase all of the units held by the employee. The call option and the put option provide for the purchase of each unit based on a fair value as determined by the Partnership at the date of the put notice.

Other

The Partnership purchased 931 partnership units at a price of $1,100 per unit from the majority partner in January 2007 and 320 partnership units at a price of $1,200 per unit from a partner in June 2007.

Note 7—Retirement Plan

The Partnership maintains a defined contribution profit sharing plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. The plan provides for employee elective contributions and Partnership matching contributions. Partnership matching contributions were approximately $708,000 for 2008 and $659,000 for 2007.

Note 8—Profit Sharing Plan

On January 1, 2007, the Partnership established a bonus profit sharing plan. The Partnership is required to contribute to the profit sharing plan if various pre-established goals are achieved. Partnership contributions relating to the bonus profit sharing plan were approximately $861,000 for 2008 and $825,000 for 2007.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 9—Related Party Transactions

The Partnership has sales to C/G Electrodes LLC (C/G), a related party through common ownership and control. Sales to C/G were approximately $37,936,000, excluding freight revenue of approximately $3,857,000, in 2008 and $23,420,000 in 2007. There were no outstanding receivables from C/G at December 31, 2008. Accounts receivable from C/G amounted to approximately $2,027,000 at December 31, 2007.

Note 10—Fair Value of Financial Instruments

In management’s opinion, the carrying value of the Partnership’s financial instruments, primarily accounts receivable, accounts payable and bank debt, approximates fair value. The carrying values of the Partnership’s variable rate credit facilities approximate fair value given that the interest rates of the debt reset periodically based on market interest rates.

On May 1, 2007, the Partnership entered into an interest rate swap (the swap) with the intent of managing its exposure to fluctuations in the Partnership’s variable rate debt instrument. The swap fixed the interest rate on a portion of the Partnership’s variable rate debt from LIBOR to a fixed rate of 5.125%. The swap expires on May 1, 2012.

The swap is measured at fair value as determined on a discounted cash flow method using the applicable inputs from forward interest rate yield curves (Level 2—significant other observable inputs) with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the swap contract to December 31, 2008. The fair value of the swap is a liability at December 31, 2008 and 2007. The fair value of the swap resulted in unrealized losses of approximately $626,000 in 2008 and $662,100 in 2007. During 2007, unrealized losses related to the fair value of the swap were recorded in other comprehensive income (loss).

During 2008, as a result of substantive amendments to the Partnership’s credit agreement (Note 5), hedge accounting was not elected for the derivative financial instrument and changes in fair value were recorded in the consolidated statements of income. Amounts previously accounted for in other comprehensive income (loss) during 2007 have been reclassified as a component of interest expense in the consolidated statements of income.

Note 11—Major Suppliers

The Partnership purchased approximately $127,380,000 in 2008 and $104,137,000 in 2007 of its raw material inventory through two brokers. Management believes that there are alternative sources that could provide these raw materials on similar terms without any interruption in business operations.

Note 12—Product Supply Agreement

In October 2006, the Partnership and one of its customers entered into a product supply agreement to provide 17,000 metric tons of needle coke during 2008 and 19,000 metric tons of needle coke during 2009 for a fixed-base price plus annual adjustment. In addition, the supply agreement contains a calculation for oil surcharges based on changes in commodity prices underlying the Partnership’s raw materials.

Note 13—Commitments and Contingencies

The operations of the Partnership generate both hazardous and non-hazardous wastes. The treatment, storage, transportation and disposals of these materials are subject to various local, state and Federal laws relating to the protection of the environment.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The Partnership accounts for its environmental remediation expenses in accordance with Statement of Position 96-1, Environmental Remediation Liabilities. Environmental remediation expenses are accrued as period costs and included in results from operations when the Partnership’s liability is probable and costs are reasonably estimable.

During 2007, the Partnership identified contaminated soil within their production facility. The Partnership is currently in the process of investigating the impact of this contamination and is developing a remediation plan for the affected locations at the Partnership’s production facility. The Partnership has incurred costs of approximately $408,000 in 2008 and $177,000 in 2007, which are included in operating expenses, related to the investigation of the oil contamination. At this stage, the Partnership estimates the total loss that will result from remediation to be approximately $1,000,000 to be incurred over a period of up to 10 years. The Partnership has discounted the estimated liability at 6 1/2% over the estimated period. The discounted amount of $800,000 is recorded in accrued expenses and other current liabilities.

Independent Auditors’ Report

To the Partners

Seadrift Coke, L.P. and Subsidiary

Port Lavaca, Texas

We have audited the accompanying consolidated balance sheets of Seadrift Coke, L.P. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in partners’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seadrift Coke, L.P. and Subsidiary as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Alpern Rosenthal

Pittsburgh, Pennsylvania

March 15, 2010, except for Note 13, as to which the date is May 21, 2010

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Balance Sheets

December 31	2009	2008
ASSETS

Current Assets
Cash and cash equivalents	$3,329	$354,000
Accounts receivable (includes related party accounts receivable of $3,686,063 in 2009—Note 9)	14,253,160	26,838,531
Inventories—Note 2	15,970,063	21,626,725
Prepaid expenses and other current assets	470,554	541,249

Total Current Assets	30,697,106	49,360,505

Property, Plant and Equipment—Net of accumulated depreciation—Note 3	70,999,630	76,174,301

Other Assets—Note 4	217,387	362,958

Total Assets	$101,914,123	$125,897,764

LIABILITIES AND PARTNERS’ EQUITY

Current Liabilities
Current portion of long-term debt—Note 5	$12,039,578	$22,216
Line of credit—Note 5	2,985,928	—
Accounts payable	778,580	5,402,371
Accrued property taxes	1,180,580	1,093,805
Accrued vacation	466,833	619,670
Accrued expenses and other current liabilities	774,479	1,605,215

Total Current Liabilities	18,225,978	8,743,277

Long-term Liabilities
Line of credit—Note 5	—	31,343,470
Long-term debt—net of current portion—Note 5	172,464	—
Interest rate swap liability—Note 10	686,947	1,288,483
Commitments and contingent liabilities—Note 12	800,000	800,000
Other long-term liabilities	726,613	242,204

Total Liabilities	20,612,002	42,417,434

Partners’ Equity—Note 6
Partners' capital	9,781,100	9,781,100
Retained earnings	71,521,021	73,699,230

Total Partners’ Equity	81,302,121	83,480,330

Total Liabilities and Partners’ Equity	$101,914,123	$125,897,764

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Operations

For the Years Ended December 31	2009	2008
Net Sales
Net sales (Includes related party net sales of $7,003,489 in 2009 and $37,936,198 in 2008—Note 9)	$74,309,395	$329,681,560

Cost of Sales (Includes related party cost of sales of $5,208,831 in 2009 and $26,614,198 in 2008—Note 9)	55,631,682	269,061,424

Gross Profit	18,677,713	60,620,136

Operating Expenses	7,044,743	13,171,965

Income From Operations	11,632,970	47,448,171

Other (Income) Expenses
Loss on abandonment of machinery under construction—Note 3	11,640,190	—
Interest expense—net	1,955,591	1,198,983
Fair value adjustment—interest rate swap—Note 10	(601,536)	1,288,483

Total Other Expenses	12,994,245	2,487,466

Net Income (Loss)	$(1,361,275)	$44,960,705

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Changes in Partners’ Equity

For the Years Ended December 31, 2009 and 2008

	Partners’ Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Total
Balance—January 1, 2008	$9,780,100	$46,731,681	$(662,100)		$55,849,681
Partner distributions	—	(18,065,156)	—		(18,065,156)
Partner units issued for services—Note 6	1,000	72,000	—		73,000

Comprehensive income
Amount reclassified to income—unrealized loss on interest rate swap—Note 10	—	—	662,100	$662,100	662,100
Net income	—	44,960,705	—	44,960,705	44,960,705

Comprehensive income	—	—	—	$45,622,805

Balance—December 31, 2008	9,781,100	73,699,230	—		83,480,330
Partner distributions	—	(816,934)	—		(816,934)
Comprehensive loss
Net loss	—	(1,361,275)	—	$(1,361,275)	(1,361,275)

Comprehensive loss	—	—	—	$(1,361,275)

Balance—December 31, 2009	$9,781,100	$71,521,021	$—		$81,302,121

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31	2009	2008
Cash Provided by (Used for) Operating Activities
Net income (loss)	$(1,361,275)	$44,960,705
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Loss on abandonment of machinery under construction	11,640,190	—
Depreciation and amortization	4,167,896	3,522,274
LIFO inventory reserves	2,330,919	5,327,796
(Gains) losses on interest rate swap	(601,536)	1,288,483
Noncash line-of-credit fees	—	96,664
Partnership units issued for services	—	73,000
Changes in
Accounts receivable	12,585,371	(10,541,331)
Inventories	3,325,743	1,145,542
Accounts payable and accrued liabilities	(5,036,180)	(4,263,883)
Other assets	110,656	3,213,005

Net Cash Provided by Operating Activities	27,161,784	44,822,255

Cash Used for Investing Activities
Purchases of property, plant and equipment	(9,744,359)	(37,263,536)
Capitalized interest on machinery under construction	(305,141)	(1,107,439)

Net Cash Used for Investing Activities	(10,049,500)	(38,370,975)

Cash Provided by (Used for) Financing Activities
Net proceeds (payments) on line of credit	(28,357,542)	6,382,941
Proceeds from long-term debt	12,000,000	14,903,336
Payments on long-term debt	(31,731)	(16,536,861)
Loan acquisition fees	(256,748)	(89,691)
Partner distributions	(816,934)	(18,065,156)

Net Cash Used for Financing Activities	(17,462,955)	(13,405,431)

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31	2009	2008
Decrease in Cash and Cash Equivalents	(350,671)	(6,954,151)
Cash and Cash Equivalents—Beginning of year	354,000	7,308,151

Cash and Cash Equivalents—End of year	$3,329	$354,000

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$1,878,410	$2,132,676

Supplemental Disclosures of Noncash Investing and Financing Activities

Capital lease obligation incurred for the acquisition of equipment	$221,557	$—

Proceeds from note payable—line of credit	$—	$24,750,000

Payment of note payable—bank	$—	$24,750,000

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Organization and Basis of Consolidation

Seadrift Coke, L.P. and its wholly owned subsidiary, Seadrift Coke Export, Inc., a Delaware limited partnership (collectively, the Partnership), is primarily engaged in the manufacture and distribution of needle coke for sale to customers in the graphite electrode manufacturing industry. The Partnership’s principal operating location is in Port Lavaca, Texas. The Partnership sells to customers in North America, Europe and Asia.

The accompanying consolidated financial statements include the accounts of Seadrift Coke, L.P and its wholly owned subsidiary, Seadrift Coke Export, Inc., an Interest Charge Domestic International Sales Corporation (IC-DISC). All material intercompany balances and transactions have been eliminated in consolidation.

B. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. Cash and Cash Equivalents

The Partnership considers all highly liquid investments with original maturities of less than three months as cash equivalents. All of the Partnership’s cash is maintained in one financial institution located in Texas.

D. Accounts Receivable

Trade accounts receivable are stated at the amount expected to be collected from outstanding customer balances at year end. Based on management’s assessment of the credit history with the Partnership’s customers, it believes that realization losses on balances outstanding at year end will not be material. Accordingly, no allowance for doubtful accounts is deemed necessary.

Four customers accounted for approximately 80% of gross sales in 2009 and six customers accounted for approximately 80% of gross sales in 2008. Accounts receivable relating to these customers represented approximately 98% of total accounts receivable at December 31, 2009 and 65% at December 31, 2008.

Sales to customers located in foreign countries were approximately 52% of 2009 total sales and 36% of 2008 total sales.

E. Revenue Recognition

Sales and related costs of sales are generally recorded when goods are shipped and title, ownership and risk of loss have passed to the customer, all of which occurs upon shipment or delivery of the product based on applicable shipping terms. The shipping terms may vary depending on the nature of the customer, domestic or foreign, and the type of transportation used. Shipping and handling costs are recognized as a component of cost of sales.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

F. Taxes on Revenue Producing Transactions

Taxes assessed by governmental authorities on revenue producing transactions, including sales, excise and use taxes, are recorded on a net basis (excluded from revenue) in the consolidated statements of operations.

G. Inventories

Inventories are stated at the lower of cost or market. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. For all of the Partnership’s inventory, except certain by-products and its supplies inventory, costs have been determined by the last-in, first-out (LIFO) method. The remainder of the Partnership’s inventory cost is determined using the first-in, first-out (FIFO) method.

H. Property, Plant and Equipment

Property, plant and equipment are recorded at cost including expenditures for additions and major improvements. Maintenance and repairs which are not considered to extend the useful lives of assets are charged to operations as incurred. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other (income) expenses for the year.

For financial reporting, depreciation of property, plant and equipment is computed using the straight-line method at rates calculated to amortize costs over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years
Buildings and leasehold improvements	5 - 25
Machinery and equipment	5 - 20
Computer software	5 - 10

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Partnership has determined there is no impairment at December 31, 2009 and 2008.

I. Other Assets

Loan acquisition fees are capitalized and are being amortized on a straight-line basis over the term of the related debt (Note 4).

Non-compete and licensing agreements are being amortized on a straight-line basis over the term of the related agreements (Note 4).

J. Derivative Financial Instruments

During 2009, the Partnership adopted new accounting standards which require additional disclosures about the Partnership’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedged item affect the consolidated financial statements.

The Partnership holds an interest rate swap for the purpose of managing risks related to the variability of future earnings and cash flows caused by changes in interest rates.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The Partnership accounts for its interest rate swap as either an asset or a liability in the consolidated balance sheets and carries it at fair value. Derivatives that are not defined as hedges are adjusted to fair value through earnings. For derivative instruments that hedge the exposure to variability in expected future cash flows, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income (loss) in partners’ equity and reclassified into earnings in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument is recognized in current earnings. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions.

Prior to 2008, the Partnership elected hedge accounting for its interest rate swap with the effective portion of the interest rate swap accounted for and reported as a component of accumulated other comprehensive income (loss).

During 2008, substantive amendments were made to the Partnership’s credit agreement and, as a result of the amendments, management did not redesignate hedge accounting for the related interest rate swap. Changes in fair value of the interest rate swap were recorded in the consolidated statements of operations in 2009 and 2008 as a component of other (income) expense and as an adjustment to reconcile net income (loss) to net cash provided by operating activities in the consolidated statements of cash flows. Amounts previously accounted for in accumulated other comprehensive income (loss) prior to 2008 were reclassified to the 2008 statement of operations.

K. Income Taxes

As a limited partnership, the Partnership is not subject to income taxes. The taxable income or loss of the Partnership is includible in the individual income tax returns of its partners based upon their percentage of ownership. The IC-DISC is not subject to Federal or state income taxes. Consequently, no provision for income taxes is provided in the accompanying consolidated financial statements.

The Partnership adopted the accounting standard for uncertain tax positions as of January 1, 2009. The standard requires a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority. The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority. The adoption of this accounting standard did not have an effect on the Partnership’s consolidated financial statements.

L. Stock-based Compensation

The Partnership has established employee unit award plans for certain employees of the Partnership. Under the plans, employees are either awarded units at the discretion of the Board of Directors or are granted options to purchase partnership units. The fair value of the units is determined using a market approach for transactions involving similar unit awards at the grant date. The Partnership recognizes the fair value of the unit award’s compensation expense on a straight-line basis over the employee’s requisite service period which is generally the vesting period.

M. Planned Major Maintenance Expenses

The Partnership accounts for planned major maintenance activities by recognizing costs as incurred. The Partnership recognized approximately $14,500,000 in its consolidated statement of operations as a component of cost of sales in 2008. There were no planned major maintenance activities during 2009.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

N. Fair Value Measurements

The Partnership applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The Partnership defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Partnership considers the principal or most advantageous market in which the Partnership would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

The Partnership applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

O. Recently Issued Accounting Standards

On September 15, 2009, the Financial Accounting Standards Board Accounting Standards Codification (Codification) became the single source of authoritative generally accepted accounting principles in the United States of America. The Codification changed the referencing of financial standards but did not change or alter existing generally accepted accounting principles in the United States of America. The Codification became effective for the Partnership at that date.

P. Subsequent Events

Management evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through May 21, 2010, the day the consolidated financial statements were approved and authorized for issue.

Note 2—Inventories

Inventories consisted of the following at December 31:

	2009	2008
Raw materials	$8,267,306	$18,632,045
Work-in-process	14,566,573	10,586,412
Finished goods	9,561,921	7,076,231
Supplies	3,295,018	2,721,873

	35,690,818	39,016,561
Less: Amount to reduce certain inventories to LIFO value	19,720,755	17,389,836

Total inventories	$15,970,063	$21,626,725

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The use of LIFO increased net loss by approximately $2,331,000 in 2009 and decreased net income by approximately $5,328,000 in 2008.

Approximately 88% and 91% of the Partnership’s inventories at December 31, 2009 and 2008 are costed at the lower of LIFO cost or market.

Note 3—Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2009	2008
Land	$207,388	$207,388
Buildings and leasehold improvements	1,679,491	1,679,491
Machinery and equipment	57,186,408	43,750,904
Computer software	1,535,896	1,513,559
Machinery under construction	24,605,666	39,432,640

	85,214,849	86,583,982
Less: Accumulated depreciation	14,215,219	10,409,681

	$70,999,630	$76,174,301

During 2009, management chose to abandon two projects that were being constructed and classified as machinery under construction in 2008. The abandonment of machinery under construction resulted in a loss of approximately $11,640,000, included in other expenses.

Depreciation expense, included in cost of sales and operating expenses, amounted to approximately $3,806,000 for 2009 and $3,241,000 for 2008. Capitalized interest on machinery under construction amounted to approximately $305,000 in 2009 and $1,107,000 in 2008.

Note 4—Other Assets

Other assets consisted of the following at December 31:

	2009	2008
Intangible assets	$129,617	$129,617
Loan acquisition fees	1,204,595	947,847
Other—non-amortizable	13,319	53,280

	1,347,531	1,130,744
Less: Accumulated amortization	1,130,144	767,786

	$217,387	$362,958

Intangible assets consist of non-compete, licensing agreements and other intangibles. Amortization expense of intangibles, included in operating expenses, amounted to approximately $26,000 in 2009 and 2008.

During 2009, the Partnership incurred approximately $137,000 of loan acquisition fees related to amending its credit agreement and $120,000 of fees related to the issuance of subordinated notes (Note 5). Amortization of loan acquisition fees, included in interest expense, amounted to approximately $336,000 in 2009 and $255,000 in 2008.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The estimated remaining amortization expense for intangible assets and loan acquisition fees subsequent to December 31, 2009 is approximately $204,000 for the year ending December 31, 2010.

Note 5—Line of Credit and Long-term Debt

Line of Credit and Term Loan

The Partnership has a credit agreement (the agreement) with a bank which provides for a working capital revolving line of credit and a term loan. The agreement grants the bank a first lien security interest in substantially all of the Partnership’s assets.

The agreement provided for maximum borrowings on the line of credit of $25,000,000. On February 1, 2008, the agreement was amended to refinance the line of credit and term loan. As of February 1, 2008, the term loan had an outstanding balance of $24,750,000, which was paid off with proceeds from the line of credit. The amended agreement provided for maximum borrowings on the line of credit of $60,000,000 and a term loan in the amount of $15,000,000. The term loan was paid off on December 31, 2008.

On July 10, 2009, the agreement was amended in connection with the Partnership’s issuance of subordinated notes (see below). The amended agreement provides for maximum borrowings of $20,000,000 on a line of credit through June 30, 2010. Borrowings under the line of credit cannot exceed 85% of eligible accounts receivable and 65% of eligible inventory less reserves.

The Partnership has the option of selecting a base interest rate plus an applicable margin or the London Interbank Offered Rate (LIBOR) plus an applicable margin for the line of credit. The Partnership elected LIBOR which is  1/4% at December 31, 2009, plus the applicable margin of 4%. For 2008, the Partnership elected LIBOR, which was 1.423% at December 31, 2008, plus the applicable margin of 1.375%.

The agreement provides for the issuance of letters of credit, which are not to exceed certain amounts as defined in the agreement. There are no letters of credit outstanding at December 31, 2009. The Partnership had $2,000,000 of letters of credit outstanding at December 31, 2008.

The Partnership must pay an unused line fee on each payment date at an annual rate of  1/8% on the daily average unused amount. The agreement contains various covenants which, among other things, require the Partnership to maintain minimum financial ratios including a fixed coverage ratio, debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, and tangible net worth.

Long-term debt consisted of the following at December 31:

	2009	2008
Subordinated notes	$12,000,000	$—
Capital lease payable	212,042	22,216

	12,212,042	22,216
Less: Current portion	12,039,578	22,216

	$172,464	$—

Subordinated Notes

On July 2, 2009, the Partnership issued $12,000,000 of notes to three partners of the Partnership. The notes are subordinate to the line of credit. The proceeds from the notes were used to pay down the line of credit. The notes bear interest, which is payable quarterly, at 10% and are due upon demand subject to approval of the senior debt holder.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Capital Lease Payable

During 2009, the Partnership entered into an equipment lease agreement which is payable in monthly installments, including interest at 6 1/4%, through July 2014 and is collateralized by equipment with a net book value of approximately $218,000.

Approximate future maturities of long-term debt are as follows:

Year Ending December 31	Amount
2010	$40,000
2011	43,000
2012	45,000
2013	48,000
2014	36,000

$212,000

Note 6—Partners’ Equity

Partners’ equity consisted of the following at December 31, 2009 and 2008:

	Partners’ Capital	Retained Earnings
At December 31, 2009
General Partner	$92,700	$677,319
Limited Partners	9,688,400	70,843,702

Total	$9,781,100	$71,521,021

At December 31, 2008
General Partner	$92,700	$698,439
Limited Partners	9,688,400	73,000,791

Total	$9,781,100	$73,699,230

Employee Unit Purchase Plan

During January 2006, the Partnership established an employee unit purchase plan (the Employee Plan) for certain employees, selected at the discretion of the Board of Directors. Under the terms of the Employee Plan, employees were granted options to purchase up to 3,000 limited partnership units at a price of $100 per unit, the estimated fair value of a unit at the grant date. The employees exercised their options and purchased 1,392 units before the partnership units expired on January 31, 2006.

The Employee Plan has a call option providing for the Partnership to acquire the outstanding units upon an employee’s termination. The Employee Plan also contains a put option that requires, at the discretion of the employee, at termination of employment for other than cause, the Partnership to purchase the units held by the employee. The call option and the put option provide for the purchase of each outstanding unit based on the unit’s fair value as determined by the Partnership.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Employee Equity Award Plan

During January 2007, the Partnership established an employee equity award plan (the Equity Plan). The Equity Plan awarded 160 partnership units to selected employees as compensation for services rendered. The employees were immediately vested in their awards. As a condition for receiving the awards, the employees entered into a non-compete agreement with the Partnership. The partnership units were valued by the Partnership at the grant date at $1,100 per unit using a market approach for transactions involving similar unit awards.

During July 2008, the Partnership issued an additional 10 units to an employee under the Equity Plan. The employee was immediately vested in the award. As a condition for receiving the award, the employee entered into a non-compete agreement with the Partnership. The partnership units were valued by the Partnership at the grant date at $7,300 per unit using a market approach for transactions involving similar unit awards.

The Equity Plan has a call option providing for the Partnership to acquire the outstanding units upon an employee’s termination. The Equity Plan also contains a put option that requires, at the discretion of the employee, at termination of employment for other than cause, the Partnership to purchase the units held by the employee. The call option and the put option provide for the purchase of each outstanding unit based on the unit’s fair value as determined by the Partnership.

There were no units issued during 2009.

Other

The Partnership has issued 18,500 units that provide for a put option that is exercisable beginning May 1, 2011. The put option provides for the purchase of each outstanding unit based on the unit’s fair value at the date of the put notice.

Note 7—Retirement Plan

The Partnership maintains a defined contribution profit sharing plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. The plan provides for employee elective contributions and Partnership matching contributions. On May 1, 2009, the plan was amended to allow the Partnership’s matching contribution to be a discretionary percentage, determined by the Partnership, of the participant’s elective deferrals. As of the amendment date, the Partnership suspended its matching contribution until further notice. Partnership matching contributions were approximately $247,000 for 2009 and $708,000 for 2008.

Note 8—Profit Sharing Plan

On January 1, 2007, the Partnership established a bonus profit sharing plan. The Partnership is required to contribute to the profit sharing plan if various pre-established goals are achieved. There were no Partnership contributions relating to the bonus profit sharing plan for 2009. Partnership contributions relating to the bonus profit sharing plan were approximately $861,000 for 2008.

Note 9—Related Party Transactions

The Partnership has sales to C/G Electrodes LLC (C/G), a related party through common ownership and control. Sales to C/G, excluding freight revenue, were approximately $7,003,000 in 2009 and $37,936,000 in 2008. Accounts receivable from C/G amounted to approximately $3,686,000 at December 31, 2009. There were no outstanding receivables from C/G at December 31, 2008.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 10—Fair Value of Financial Instruments

The Partnership’s liability for its interest rate swap is measured at fair value on a recurring basis using Level 2 inputs at December 31, 2009 and 2008.

On May 1, 2007, the Partnership entered into an interest rate swap (the swap) with the intent of managing its cash flow exposure to fluctuations in the Partnership’s variable rate line of credit. The notional amount of the swap was $30,000,000 which is reduced by $1,500,000 at the end of each fiscal quarter. The swap provides for the Partnership to receive interest based on a variable LIBOR interest rate and pay interest at a fixed rate of 5.125%. The swap expires on May 1, 2012.

The fair value of the swap is determined on a recurring basis by using a discounted cash flow method using the applicable inputs from forward interest rate yield curves with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the swap contract to December 31, 2009 and 2008. The fair value of the swap liability amounted to approximately $687,000 as of December 31, 2009 and $1,288,000 as of December 31, 2008, and resulted in a gain of approximately $601,000 in 2009 and loss of approximately $626,000 in 2008. Changes in fair value of the swap previously accounted for in other comprehensive income (loss) prior to 2008 were reclassified in the 2008 consolidated statement of operations in other (income) expenses.

The carrying value of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the short-term maturity of those instruments.

The fair value of the Partnership’s debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Partnership for debt of the same remaining maturities. The carrying value of the Partnership’s debt approximates fair value.

Note 11—Major Suppliers

The Partnership purchased approximately 75% of its raw material inventory through two suppliers in 2009 and 80% through three suppliers in 2008. Management believes that there are alternative sources that could provide these raw materials on similar terms without any interruption in business operations.

Note 12—Commitments and Contingent Liabilities

The operations of the Partnership generate both hazardous and non-hazardous wastes. The treatment, storage, transportation and disposals of these materials are subject to various local, state and Federal laws relating to the protection of the environment.

Environmental remediation expenses are accrued as period costs and included in results from operations when the Partnership’s liability is probable and costs are reasonably estimable.

During 2007, the Partnership identified contaminated soil within its production facility. The Partnership is currently in the process of investigating the impact of this contamination and is developing a remediation plan for the affected locations at the Partnership’s production facility. The Partnership has incurred costs of approximately $273,000 in 2009 and $408,000 in 2008, which are included in operating expenses, related to the investigation of the oil contamination. At this stage, the Partnership estimates the total costs of remediation to be approximately $1,000,000 to be incurred over a period of 10 years. The Partnership has discounted the estimated liability at 6 1/2% over the estimated period. The estimated liability is included in long-term liabilities in the consolidated balance sheets since management has estimated no substantial costs will be incurred during 2010.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 13—Subsequent Events

On March 31, 2010, the Partnership’s credit agreement was amended to provide for prepayment of its subordinated notes. Concurrent with the amendment, the subordinated notes were paid in full.

During April, 2010, the Partnership’s credit agreement was amended to provide for an extension on the line of credit through March 15, 2011 along with certain other provisions adjusting the borrowing base for the Partnership’s trade accounts receivable and inventory.

On April 28, 2010, the Partnership entered into an agreement and plan of merger with GrafTech International, Ltd. and certain of its subsidiaries (GTI) that currently holds a 18.9% ownership interest in the Partnership, to sell its remaining equity interests to GTI.

The consideration expected to be received by Seadrift will consist of $78.5 million in cash less debt (subject to working capital adjustments), 12 million new GTI shares, and non-interest, senior subordinated promissory notes for $100 million.

The acquisition is subject to certain anti-trust regulatory provisions which are currently pending. The financial statements have not been adjusted to reflect this transaction.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Balance Sheets

	September 30, 2010 (Unaudited)	December 31, 2009 (Derived From Audited Statements)
ASSETS

Current Assets
Cash and cash equivalents	$5,408,250	$3,329
Accounts receivable (includes related party accounts receivable of $1,301,170 in 2010 and $3,686,063 in 2009)	22,252,136	14,253,160
Inventories	22,598,941	15,970,063
Prepaid expenses and other current assets	416,486	470,554

Total Current Assets	50,675,813	30,697,106

Property, Plant and Equipment—Net of accumulated depreciation of $17,163,452 in 2010 and $14,215,219 in 2009	72,547,839	70,999,630

Other Assets	135,676	217,387

Total Assets	$123,359,328	$101,914,123

LIABILITIES AND PARTNERS’ EQUITY

Current Liabilities
Current portion of long-term debt	$41,472	$12,039,578
Line of credit	—	2,985,928
Accounts payable	1,189,115	778,580
Accrued manufacturing costs	6,226,306	337,094
Accrued acquisition costs	1,258,226	—
Accrued property taxes	1,091,985	1,180,580
Accrued vacation	628,168	466,833
Accrued expenses and other current liabilities	612,082	437,385

Total Current Liabilities	11,047,354	18,225,978

Long-term Liabilities
Long-term debt—net of current portion	141,119	172,464
Interest rate swap liability	—	686,947
Commitments and contingent liabilities	800,000	800,000
Accrued bonuses	1,103,968	726,613

Total Liabilities	13,092,441	20,612,002

Partners’ Equity	110,266,887	81,302,121

Total Liabilities and Partners’ Equity	$123,359,328	$101,914,123

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Income

For the Nine Months Ended September 30	2010 (Unaudited)	2009 (Unaudited)
Net Sales (Includes related party net sales of $26,675,386 in 2010 and none in 2009)	$118,958,200	$46,339,002

Cost of Sales (Includes related party cost of sales of $19,455,810 in 2010 and none in 2009)	80,749,816	38,616,090

Gross Profit	38,208,384	7,722,912

Operating Expenses	8,110,045	5,385,430

Income From Operations	30,098,339	2,337,482

Other Expenses
Loss on disposal of assets—net	433,381	—
Interest expense—net	700,192	757,052

Total Other Expenses	1,133,573	757,052

Net Income	$28,964,766	$1,580,430

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30	2010 (Unaudited)	2009 (Unaudited)
Cash Provided by (Used for) Operating Activities
Net income	$28,964,766	$1,580,430
Adjustments to reconcile net income to net cash provided by operating activities
Loss on disposal of assets	205,023	—
Depreciation and amortization	3,295,810	2,769,110
LIFO inventory reserves	(4,437,522)	2,613,936
Gains on interest rate swap	(686,947)	(452,463)
Changes in
Accounts receivable	(7,750,023)	15,911,483
Inventories	(2,391,377)	(790,680)
Accounts payable and accrued liabilities	8,182,765	(2,785,602)
Other assets	127,127	259,184

Net Cash Provided by Operating Activities	25,509,622	19,105,398

Cash Provided by (Used for) Investing Activities
Purchases of property, plant and equipment	(5,134,315)	(10,078,013)
Proceeds from the sale of assets	44,993	—

Net Cash Used for Investing Activities	(5,089,322)	(10,078,013)

Cash Provided by (Used for) Financing Activities
Net payments on line of credit	(2,985,928)	(20,538,971)
Proceeds from subordinated debt	—	12,000,000
Payments on subordinated debt	(12,000,000)	—
Payments on long-term debt	(29,451)	(22,216)
Partner distributions	—	(816,932)

Net Cash Used for Financing Activities	(15,015,379)	(9,378,119)

Increase (Decrease) in Cash and Cash Equivalents	5,404,921	(350,734)

Cash and Cash Equivalents—Beginning of period	3,329	354,000

Cash and Cash Equivalents—End of period	$5,408,250	$3,266

Supplemental Disclosure of Cash Flow Information

Cash paid during the period for interest	$984,588	$1,129,016

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Interim Financial Presentation

These interim consolidated financial statements of Seadrift Coke, L.P. and Subsidiary (the Partnership) are unaudited; however, in the opinion of management, they have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been omitted or condensed. These interim consolidated financial statements should be read in conjunction with the Partnership’s audited consolidated financial statements, including the accompanying notes for the year ended December 31, 2009.

The unaudited consolidated financial statements reflect all adjustments (all of which are of a normal, recurring nature) which management considers necessary for a fair statement of financial position, results of operations and cash flows for the interim periods presented. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

B. Reclassifications

Certain reclassifications have been made to the December 31, 2009 financial statements to conform with the September 30, 2010 presentation.

Note 2—Inventories

Inventories consisted of the following at:

	September 30, 2010	December 31, 2009
Raw materials	$17,864,260	$8,267,306
Work-in-process	7,767,549	14,566,573
Finished goods	9,049,753	9,561,921
Supplies	3,200,612	3,295,018

	37,882,174	35,690,818
Less: Amount to reduce certain inventories to LIFO value	15,283,233	19,720,755

Total inventories	$22,598,941	$15,970,063

Note 3—Property, Plant and Equipment

During February 2010, the Partnership experienced a fire in part of its production facilities. As a result of this fire, the Partnership sustained losses in certain machinery and equipment which had a net book value of approximately $249,000. The Partnership has completed the process of repairing the damage and replacing equipment. The Partnership has expensed approximately $500,000 related to its retention amounts under its insurance policies for repair and restoration activities which is included in loss on disposal of assets in the consolidated statements of income. The Partnership has currently negotiated a settlement claim with its insurance providers for approximately $521,000, which includes amounts in excess of the net book value of the sustained losses in certain machinery and equipment. At September 30, 2010, the Partnership had collected substantially all of the proceeds.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 4—Line of Credit and Long-term Debt

During April 2010, the Partnership’s credit agreement was amended to provide for an extension on the line of credit through March 15, 2011. The Partnership has the option of selecting a base interest rate plus an applicable margin or the London Interbank Offered Rate (LIBOR) plus an applicable margin for the line of credit. The Partnership elected LIBOR which is  1/4% at September 30, 2010, plus the applicable margin of 3 1/2%.

On March 31, 2010, the Partnership’s credit agreement was amended to provide for prepayment of its subordinated notes. Concurrent with the amendment, the subordinated notes were paid in full.

Note 5—Partners’ Equity

Partners’ equity consisted of the following at September 30, 2010 and December 31, 2009:

	Partners’ Capital	Retained Earnings	Partners’ Equity
September 30, 2010
General Partner	$92,700	$952,426	$1,045,126
Limited Partners	9,688,400	99,533,361	109,221,761

Total	9,781,100	$100,485,787	$110,266,887

December 31, 2009
General Partner	$92,700	$677,319	$770,019
Limited Partners	9,688,400	70,843,702	80,532,102

Total	$9,781,100	$71,521,021	$81,302,121

Note 6—Related Party Transactions

The Partnership has sales to C/G Electrodes LLC (C/G), a related party through common ownership and control. Sales to C/G, excluding freight revenue, were approximately $24,187,000 and the related cost of sales were approximately $17,575,000 for the nine months ended September 30, 2010. There were no sales and related cost of sales to C/G for the nine months ended September 30, 2009. Accounts receivable from C/G amounted to approximately $831,000 at September 30, 2010 and $3,686,000 at December 31, 2009.

The Partnership has sales to GrafTech International, Ltd. (GrafTech), a related party due to a partnership interest, of approximately $2,489,000 and related cost of sales of approximately $1,881,000 for the nine months ended September 30, 2010. There were no sales and related cost of sales to GrafTech for the nine months ended September 30, 2009. Accounts receivable from GrafTech amounted to approximately $470,000 at September 30, 2010. There were no outstanding receivables from GrafTech at December 31, 2009.

Note 7—Fair Value of Derivative Financial Instruments

The Partnership’s liability for its interest rate swap is measured at fair value on a recurring basis using Level 2 (significant other observable inputs) at December 31, 2009. The interest rate swap expired in May 2010.

The Partnership held an interest rate swap for the purpose of managing its cash flow exposure to fluctuations in the Partnership’s variable rate line of credit. The notional amount of the swap was $30,000,000 at the effective date of May 1, 2007. The notional amount was reduced by $1,500,000 at the end of each fiscal quarter. The swap provided for the Partnership to receive interest based on a variable LIBOR interest rate and pay interest at a fixed rate of 5 1/8%.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The fair value of the swap was determined on a recurring basis by using a discounted cash flow method using the applicable inputs from forward interest rate yield curves with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the swap contract to December 31, 2009. The fair value of the swap liability amounted to approximately $687,000 as of December 31, 2009. The expiration of the swap and fair value adjustment resulted in a gain of approximately $687,000 for the nine months ended September 30, 2010 and $452,000 for the nine months ended September 30, 2009 which are included in interest expense in the consolidated statements of income and as adjustments to reconcile net income to net cash provided by operating activities in the consolidated statements of cash flows.

The carrying value of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the short-term maturity of those instruments.

The fair value of the Partnership’s debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Partnership for debt of the same remaining maturities. The carrying value of the Partnership’s debt approximates fair value.

Note 8—Commitments and Contingencies

The operations of the Partnership generate both hazardous and non-hazardous wastes. The treatment, storage, transportation and disposals of these materials are subject to various local, state and Federal laws relating to the protection of the environment.

Environmental remediation expenses are accrued as period costs and included in results from operations when the Partnership’s liability is probable and costs are reasonably estimable.

During 2007, the Partnership had identified contaminated soil within its production facility and has developed a remediation plan and submitted its plan to the Texas Commission on Environmental Quality (TCEQ) for approval. As of September 30, 2010, the Partnership has not received a response from the TCEQ indicating TCEQ’s acceptance and approval of management’s remediation plan. At this stage, based on current information available to management, management estimates total costs of remediation to be approximately $1,000,000 which will be incurred over a period of 10 years. The Partnership has discounted the estimated liability at 6 1/2% over this estimated period which is reflected in the consolidated balance sheets in the amount of $800,000 at September 30, 2010 and December 31, 2009.

Note 9—Pending Sale

On April 28, 2010, the Partnership entered into an agreement and plan of merger with GrafTech and certain of its subsidiaries (GTI) that currently holds an 18.9% ownership interest in the Partnership, to sell its remaining equity interests to GTI.

The consideration expected to be received by the Partnership will consist of $78.5 million in cash subject to working capital and debt adjustments, 12 million new GTI shares, and non-interest, senior subordinated promissory notes for $100 million.

Acquisition costs are accounted for as expenses in the periods in which the costs are incurred. Total legal, accounting, regulatory and other professional costs incurred for the nine months ended September 30, 2010 were approximately $1,461,000 and are included in operating expenses in the consolidated statements of income. Approximately $1,258,000 of these costs are included in accrued acquisition costs in the consolidated balance sheet as of September 30, 2010.

The acquisition is subject to certain anti-trust regulatory provisions which are currently pending. The consolidated financial statements have not been adjusted to reflect this transaction.

Independent Auditors’ Report

To the Members

C/G Electrodes LLC

St. Marys, Pennsylvania

We have audited the accompanying consolidated balance sheets of C/G Electrodes LLC (a Limited Liability Company) and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, members’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of C/G Electrodes LLC and Subsidiary as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Alpern Rosenthal

Pittsburgh, Pennsylvania

March 20, 2009

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Balance Sheets

December 31	2008	2007
ASSETS

Current Assets
Cash and cash equivalents	$1,092,987	$1,005,412
Accounts receivable	15,147,689	13,698,077
Inventories—Note 2	30,629,959	19,719,520
Other current assets—Note 3	1,202,569	513,910

Total Current Assets	48,073,204	34,936,919

Property, Plant and Equipment—Net of accumulated depreciation—Note 4	39,203,951	30,314,001

Other Assets—Note 5	1,917,816	772,604

Total Assets	$89,194,971	$66,023,524

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

Current Liabilities
Current portion of long-term debt—Note 7	$176,110	$4,646,590
Accounts payable (includes related party accounts payable of $2,027,157 in 2007)—Note 10	3,383,690	6,560,737
Accrued expenses and other current liabilities	7,258,693	4,549,452
Note payable—line of credit	—	8,393,500

Total Current Liabilities	10,818,493	24,150,279
Long-term Debt—Net of current portion—Note 7	113,124,116	16,802,079

Total Liabilities	123,942,609	40,952,358
Members’ Equity (Deficit)—Note 8	(34,747,638)	25,071,166

Total Liabilities and Members’ Equity (Deficit)	$89,194,971	$66,023,524

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Income

For the Years Ended December 31	2008	2007
Net Sales	$142,782,801	$114,283,029
Cost of Sales (Includes related party cost of sales of $37,936,198 in 2008 and $23,419,750 in 2007)—Note 10	97,665,641	79,632,163

Gross Profit	45,117,160	34,650,866
Operating Expenses	8,704,832	6,644,688

Income From Operations	36,412,328	28,006,178

Other Income (Expense)
Interest expense	(4,898,810)	(2,362,317)
Scrap sales	689,974	432,642
Gain on EURO currency hedge settlement	651,439	—
Other	565,124	249,722

Total Other Expense	(2,992,273)	(1,679,953)

Net Income	$33,420,055	$26,326,225

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Members’ Equity (Deficit)

For the Years Ended December 31, 2008 and 2007

Balance—January 1, 2007	$18,741,155
Unit awards	102,794
Purchase of member units	(1,744,700)
Member distributions	(18,354,308)
Net income	26,326,225

Balance—December 31, 2007	25,071,166
Unit awards	940,692
Purchase of member units	(19,950,000)
Member distributions	(74,229,551)
Net income	33,420,055

Balance—December 31, 2008	$(34,747,638)

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31	2008	2007
Cash Provided by (Used for) Operating Activities
Net income	$33,420,055	$26,326,225
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,828,543	3,460,889
Compensation expense—unit awards	940,692	102,794
LIFO inventory reserves	5,257,906	7,029,237
Interest rate swap	2,852,651	421,446
EURO hedge fair value	(204,587)	—
Changes in
Accounts receivable	(1,449,612)	(5,994,205)
Inventories	(16,168,345)	(8,067,123)
Accounts payable	(3,177,047)	2,807,814
Other	(627,482)	1,317,843

Net Cash Provided by Operating Activities	25,672,774	27,404,920

Cash Used for Investing Activities
Purchases of property, plant and equipment	(13,343,228)	(9,900,658)

Cash Provided by (Used for) Financing Activities
Net borrowings on line of credit	86,999,327	6,093,500
Proceeds from long-term debt	—	1,150,000
Payments on long-term debt	(3,541,270)	(8,558,993)
Loan acquisition fees	(1,520,477)	—
Purchase of units	(19,950,000)	(1,744,700)
Member distributions	(74,229,551)	(18,354,308)

Net Cash Used for Financing Activities	(12,241,971)	(21,414,501)

Net Increase (Decrease) in Cash and Cash Equivalents	87,575	(3,910,239)
Cash and Cash Equivalents—Beginning of year	1,005,412	4,915,651

Cash and Cash Equivalents—End of year	$1,092,987	$1,005,412

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31	2008	2007
Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$2,184,030	$2,386,413

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Organization and Basis of Consolidation

C/G Electrodes LLC and its wholly owned subsidiary, C/G Electrodes Export, Inc., a Delaware Limited Liability Company (collectively, the Company), whose members have limited direct liability for Company operations, is engaged primarily in the manufacture, distribution and sale of electrodes for the steel industry. The Company sells to customers throughout America, Europe, Russia, the Middle East and the Peoples Republic of China.

The accompanying consolidated financial statements include the accounts of C/G Electrodes LLC and its wholly owned subsidiary, C/G Electrodes Export, Inc., an Interest Charge Domestic International Sales Corporation (IC-DISC). The IC-DISC commenced business on June 6, 2008. All material intercompany balances and transactions have been eliminated in consolidation.

B. Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of less than three months as cash equivalents. Substantially all of the Company’s cash is with a financial institution located in Cleveland, Ohio.

D. Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from balances outstanding at year end. Based on management’s assessment of the credit history with customers having outstanding balances and current relationships with them, it believes that realization losses on balances outstanding at year end will be immaterial. Accordingly, no allowance for doubtful accounts is deemed necessary.

Four customers accounted for approximately 27% of sales in 2008 and 28% of sales in 2007. Five customers accounted for approximately 71% of accounts receivable at December 31, 2008 and 54% at December 31, 2007.

The Company does not believe it has significant exposure to the effects of the risk of fluctuations in foreign currency on receivables denominated in other than U.S. dollars.

E. Inventories

Inventories are stated at the lower of cost or market. The raw material component of inventory costs has been determined by the last-in, first-out (LIFO) method. The remainder of the Company’s inventory cost is determined using the first-in, first-out (FIFO) method.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

F. Property, Plant and Equipment

Property, plant and equipment are recorded at cost including expenditures for additions and major improvements. Maintenance and repairs which are not considered to extend the useful lives of assets are charged to operations as incurred. The cost of assets sold or retired and related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in income from operations for the year.

For financial reporting, depreciation of property, plant and equipment is computed using the straight-line method at rates calculated to amortize costs over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years
Buildings	20 - 40
Machinery and equipment	3 - 20

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company has determined there is no impairment at December 31, 2008.

G. Other Assets

Loan acquisition fees are capitalized and are being amortized on a straight-line basis over the term of the related debt.

Non-compete and licensing agreements are being amortized on a straight-line basis over 10 years.

H. Financial Instruments

The Company accounts for its derivative activity in accordance with Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, as amended, which establishes accounting and financial reporting standards for certain derivative instruments and certain hedging activities. The Company’s derivative instruments are recognized as assets or liabilities at their fair value with subsequent changes in fair value reported in net income or other comprehensive income based on the effectiveness of the hedged transaction.

The Company has not elected hedge accounting treatment for its derivative financial instruments and, therefore, changes in fair value are marked to market in the statements of income.

I. Income Taxes

As a limited liability company, the Company is treated as a partnership for income tax purposes and is not subject to income taxes. The taxable income or loss of the Company is included in the individual income tax returns of its members based upon their percentage of ownership. Consequently, no provision for income taxes is required in the accompanying financial statements.

J. Foreign Currency

The Company sells to European customers. These sales are invoiced in EUROs. Foreign currency exchange gains and losses, including the effect of the translation of year-end accounts receivable balances from EUROs to dollars, are included in net income. As a result of foreign currency fluctuations of the Company’s trade accounts

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

receivables, the Company recognized a net foreign currency translation loss in net income of approximately $152,000 in 2008 and a net foreign currency translation gain in net income of approximately $157,000 in 2007.

K. Revenue Recognition

The Company recognizes revenue when title, ownership, and risk of loss pass to the customer, all of which occurs upon shipment or delivery of the product based on the applicable shipping terms. The shipping terms may vary depending on the nature of the customer, domestic or foreign, and the type of transportation used.

L. Stock-based Compensation

The Company has employee unit award plans and has accounted for the award plans in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R) (SFAS 123(R)), Share-based Payment. Stock-based compensation represents the cost related to stock-based awards granted to employees. The Company measures compensation expense for its member unit awards at the grant date based on the fair value of the awards and recognizes the compensation expense over the employee’s requisite service period, which is generally the vesting period, as required by SFAS 123(R). The Company estimates the fair value of the units granted using a discounted cash flow valuation model.

M. Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Certain provisions of SFAS No. 157 were effective for the Company in 2008 and the remaining provisions are effective in 2009. The Company does not expect that the provisions of SFAS No. 157 will have a significant impact on its financial position, results of operations and cash flows.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The three levels of the fair value hierarchy under SFAS 157 are described below:

•	Level 1—Observable inputs such as quoted prices in active markets.

•	Level 2—Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3—Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s financial instruments within the fair value hierarchy as prescribed by SFAS No. 157 are more fully disclosed in Note 11 of the consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

N. Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The Interpretation was originally effective for nonpublic entities for fiscal years beginning after December 15, 2006. FASB Staff Position No. FIN 48-3 permits nonpublic entities to defer the effective date of FIN 48 until fiscal years beginning after December 15, 2008. The Company has elected to defer the application of FIN 48 and is evaluating the impact of the provisions of FIN 48 on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosure About Derivative Instruments and Hedging Activities. SFAS 161 requires enhanced disclosures regarding an entity’s derivative and hedging activities. SFAS 161 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2008. The Company is currently evaluating the impact of adopting SFAS 161 on its consolidated financial statements.

Note 2—Inventories

Inventories consisted of the following at December 31:

	2008	2007
Raw materials	$11,337,775	$6,653,501
Work in process	24,332,132	17,639,001
Finished goods	6,447,813	2,123,894
Supplies	4,556,774	4,239,753
Inventory valuation allowance	—	(150,000)

	46,674,494	30,506,149
Less amount to reduce certain inventories to LIFO value	16,044,535	10,786,629

Total inventories	$30,629,959	$19,719,520

The use of LIFO decreased net income by approximately $5,258,000 in 2008 and $7,029,000 in 2007.

Approximately 73% and 69% of the Company’s inventories at December 31, 2008 and 2007 are costed at the lower of LIFO cost or market.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 3—Other Current Assets

Other current assets consisted of the following at December 31:

	2008	2007
Value-added tax receivable	$568,020	$291,810
EURO hedge fair value (Note 12)	204,587	—
Prepaid expenses	318,904	214,470
Other	111,058	7,630

	$1,202,569	$513,910

Note 4—Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2008	2007
Land	$206,801	$53,030
Buildings	6,052,187	2,993,278
Machinery and equipment	36,983,002	29,600,822
Construction in progress	7,297,933	4,549,566

	50,539,923	37,196,696
Accumulated depreciation	(11,335,972)	(6,882,695)

Net property, plant and equipment	$39,203,951	$30,314,001

Depreciation expense, included in cost of goods sold and operating expenses, amounted to approximately $4,453,000 for 2008 and $3,160,000 for 2007.

Note 5—Other Assets

Other assets consisted of the following at December 31:

	2008	2007
Loan acquisition fees	$1,610,795	$922,036
Non-compete agreements—Note 8	500,000	500,000
Licensing agreement	39,032	39,032
Other—nonamortizable	41,424	41,424

	2,191,251	1,502,492
Accumulated amortization	(273,435)	(729,888)

Net other assets	$1,917,816	$772,604

Amortization expense, included in operating expenses, amounted to approximately $375,000 for 2008 and $300,000 for 2007.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The approximate amortization expense for other assets subject to amortization for the five years subsequent to December 31, 2008 is as follows:

Year Ending December 31	Amount
2009	$364,000
2010	364,000
2011	364,000
2012	364,000
2013	288,000
Thereafter	132,000

$1,876,000

Note 6—Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at December 31:

	2008	2007
Accrued interest rate swap (Note 12)	$3,176,978	$324,327
Accrued compensation	2,485,621	1,934,249
Accrued utilities	777,998	1,163,485
Other	818,096	1,127,391

	$7,258,693	$4,549,452

Note 7—Long-term Debt

Long-term debt consists of the following at December 31:

	2008	2007
Revolving line of credit	$112,000,000	$—

Notes payable—Key Bank (see below)
Note payable	—	12,345,260
Capital expenditure loan A	—	4,083,333
Capital expenditure loan B	—	3,500,000

Mortgage note payable—Pennsylvania Industrial Development Authority—due in monthly payments of $12,085, including interest at 3%, matures in November 2018, collateralized by the Company’s property	1,233,627	1,339,906

Capital lease obligations—due in monthly installments including interest of 6.51% through 7%, maturing through October 2009	66,599	180,170

	113,300,226	21,448,669
Less: Current portion	176,110	4,646,590

	$113,124,116	$16,802,079

In September 2008, the Company entered into a credit agreement (the Agreement) with various financial institutions. The Agreement provides for a revolving line of credit (the line) with maximum borrowings of $130 million, inclusive of a swingline facility of $15 million. The line includes $1 million for standby letters of credit. Borrowings under the line bear interest at a base rate. The base rate is the greater of lender’s Prime Rate

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

(3 1/4% at December 31, 2008) or the Federal funds rate (.06% at December 31, 2008) plus  1/2%. The Company has the option to lock in a fixed rate one month LIBOR (.63 at December 31, 2008) plus a margin on a qualifying portion of the borrowings at 3-month intervals, as defined in the Agreement. At December 31, 2008, $75 million of the outstanding borrowings were locked in and bear interest at 3.88%, with the remaining outstanding borrowings of $37 million bearing interest at 5.00%.

The line expires in September 2013 and is collateralized by substantially all of the Company’s assets along with certain of the Company’s member units. The Company’s wholly owned subsidiary, C/G Electrodes Export, Inc., is a guarantor of the Agreement. In addition, the Agreement contains certain restrictive covenants which, among other things, require the Company to maintain minimum financial ratios.

The notes payable - Key Bank were paid in full in September 2008 as part of the new refinancing. Noncash activities of the refinancing included payment of approximately $13.5 million on a revolving line of credit and approximately $16.6 million on term notes.

Approximate future maturities of long-term debt are as follows:

Year Ending December 31	Amount
2009	$176,000
2010	113,000
2011	116,000
2012	120,000
2013	112,123,000
Thereafter	652,000

$113,300,000

Note 8—Members’ Equity

The following is the number of units outstanding at December 31:

	2008	2007
Series A	37,680	5,834
Series B	11,991	1,713
Series D	6,581	868

In October 2008, the Company split all outstanding member units 7 for 1. During 2008, the Company repurchased 3,305 Series A management units and 195 Series D units at $5,700 per unit.

Series A Units

The Series A units have full voting rights. The units contain various restrictions as to transfers and dilution.

On October 1, 2008, the Company established an employee unit award plan. The plan authorized 175 Series A units and awarded 1 unit to 147 non-management employees. The awarded units vested immediately. The fair value of the vested units at the grant date was approximately $838,000 based on the Company’s estimated fair value determined by a discounted cash flow valuation model. The Company recorded compensation expense of approximately $747,000 in cost of sales and $91,000 in operating expenses. The plan terminates December 31, 2011. There were no outstanding rights to purchase the member units under this plan.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Series B Units

Series B units have the same rights and privileges as Series A—management units.

Series D Units

On January 1, 2006, the Company established an employee unit award plan. The plan awarded 1,000 Series D units to 11 members of the Company’s management. The units were valued at the grant date based on the underlying discounted cash flow of the Company’s enterprise fair value. As of December 31, 2008, all units were awarded. The final forfeiture restrictions, as defined in the plan, were released in 2008 and 2007 and the Company recorded compensation expense of approximately $103,000 in 2008 and 2007 which is included in operating expenses in the statements of income.

In addition, as required by the Series D unit agreement, each employee was required to sign a non-compete agreement. The non-compete agreements were valued at $500,000 based on the Company’s estimated fair value determined by a discounted cash flow valuation model and are being amortized on a straight-line basis over 10 years. The non-compete agreements are included in other assets on the balance sheet (Note 5).

The Series A and Series D unit agreements include a call option that allows the Company to acquire the units upon the employees’ termination. The agreements also contain a put option which provides the employee or the estate of the employee the option at the employee’s death, permanent disability, or the retirement of the employee after the age of 60, to require the Company to purchase all of the outstanding Series A - non-management and Series D units held by the employees. The put option provides for the purchase of the units based on the fair value of the units as determined by the Company’s Board of Directors at the date of the put notice.

The Limited Liability Agreement provides for the allocation of income and distributions to the members, including distributions for the members’ income taxes. In January 2009, the Company declared and paid a distribution of approximately $3,972,000.

Note 9—Employee Benefit Plan

The Company has a 401(k) plan. The Plan generally covers al employees meeting certain age and service requirements and provides for employee and elective contributions and company contributions. The Company’s contributions to the 401(k) plan were approximately $398,000 in 2008 and $326,000 in 2007.

Note 10—Related Party Transactions

The Company purchases a major portion of its raw materials from Seadrift Coke L.P (Seadrift). Seadrift is related through common ownership and control. Total purchases from Seadrift were approximately $37,936,000 in 2008 and $23,420,000 in 2007. There were no accounts payable to Seadrift at December 31, 2008. Accounts payable to Seadrift amounted to approximately $2,027,000 at December 31, 2007.

Note 11—Major Suppliers

The Company purchases all of its premium and super premium coke from two suppliers. The management of the Company believes that these two suppliers are adequate for the Company’s requirements. The management of the Company confirms that the loss of these suppliers would interrupt business operations. One of the suppliers is a related party (Note 10).

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 12—Fair Value of Financial Instruments

In management’s opinion, the carrying value of the Company’s financial instruments, primarily accounts receivable, accounts payable and bank debt, approximates fair value. The carrying values of the Company’s variable rate credit facilities approximate fair value given that the interest rates of the debt reset periodically based on market interest rates.

From time to time, the Company enters into interest rate swaps that exchange floating interest rates for fixed rates with the intent of managing its exposure to interest rate risk. At December 31, 2008, the Company had the following interest rate swaps, which fixed the interest rates in the collateralized credit agreement to the extent of the notional amounts of the swap, as noted in the table below:

Notional Amount	Swap Rate	Exchanged For	Effective Date	Termination Date
$ 5,000,000	4.37%	LIBOR	December 1, 2004	December 1, 2009
$ 2,500,000	4.68%	LIBOR	June 1, 2006	June 1, 2011
$50,000,000	3.54%	LIBOR	October 1, 2008	October 1, 2011
$ 4,375,000	5.47%	LIBOR	January 1, 2006	January 1, 2013

The Company’s interest rate swaps are measured at fair value as determined on a discounted cash flow method using the applicable inputs from the forward interest rate yield curves (Level 2 - significant other observable inputs) with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the contract to December 31, 2008. The fair value of the interest rate swaps is a liability. The mark to market of the fair values of the interest rate swaps resulted in unrealized losses of approximately $2,529,000 for 2008 and $421,000 for 2007 and are included in interest expense in the consolidated statements of income and as an adjustment to reconcile net income to net cash provided by operating activities in the consolidated statement of cash flows.

In January 2009, the Company entered into an additional interest rate swap as follows:

Notional Amount	Swap Rate	Exchanged For	Effective Date	Termination Date
$40,000,000	1.98%	LIBOR	February 1, 2009	February 1, 2012

The Company has EURO currency hedge contracts that exchange floating currency rates for fixed rates with the intent of managing its exposure to EURO exchange rate risk. At December 31, 2008, the Company had the following EURO currency hedge contracts:

Face Amount	Contract Rate	Mark Price	Effective Date	Termination Date
$2,953,309	1.392	1.432	December 18, 2008	April 30, 2009
$2,316,955	1.392	1.433	December 18, 2008	March 31, 2009
$ 624,830	1.392	1.433	December 18, 2008	February 27, 2009
$1,268,992	1.392	1.434	December 18, 2008	January 30, 2009

The Company’s EURO currency hedge contracts are measured at fair value as determined by quoted market prices. The valuation of the Company’s EURO currency hedge contracts are based on quoted prices of the forward exchange rates for foreign currency contracts in effect at the time the contracts are valued (Level 1 input - quoted price in an active market). The fair value of the EURO currency hedges were approximately $205,000 at December 31, 2008 (Note 3) and is included in other income in the consolidated statement of income

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

and as an adjustment to reconcile net income to net cash provided by operating activities in the consolidated statement of cash flows. The fair value of the hedges was not material to the financial statements at December 31, 2007.

Note 13—Contingency and Commitment

The Company is, from time to time, involved in lawsuits arising in the ordinary course of its business. In the opinion of management, resolution of these lawsuits will not have a material effect on the Company’s financial position or results of operations.

Independent Auditors’ Report

To the Members

C/G Electrodes LLC

St. Marys, Pennsylvania

We have audited the accompanying consolidated balance sheets of C/G Electrodes LLC (a Limited Liability Company) and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, members’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of C/G Electrodes LLC and Subsidiary as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Alpern Rosenthal

Pittsburgh, Pennsylvania

March 2, 2010, except for Note 14, as to

    which the date is May 21, 2010

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Balance Sheets

December 31	2009	2008
ASSETS

Current Assets
Cash and cash equivalents	$175,030	$1,092,987
Accounts receivable—trade	9,281,658	15,147,689
Notes receivable—trade	1,152,480	—
Inventories—Note 2	20,574,193	30,629,959
Other current assets	232,787	1,202,569

Total Current Assets	31,416,148	48,073,204

Property, Plant and Equipment—Net of accumulated depreciation—Note 3	37,776,624	39,203,951

Other Assets—Note 4	1,863,201	1,917,816

Total Assets	$71,055,973	$89,194,971

LIABILITIES AND MEMBERS’ DEFICIT

Current Liabilities
Current portion of long-term debt—Note 6	$112,842	$176,110
Accounts payable (includes related party accounts payable of $3,686,063 in 2009)—Note 9	4,996,491	3,383,690
Accrued expenses and other current liabilities—Note 5	6,066,850	7,258,693

Total Current Liabilities	11,176,183	10,818,493
Long-term Debt—Net of current portion—Note 6	86,393,284	113,124,116

Total Liabilities	97,569,467	123,942,609
Members’ Deficit—Note 7	(26,513,494)	(34,747,638)

Total Liabilities and Members’ Deficit	$71,055,973	$89,194,971

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Income

For the Years Ended December 31	2009	2008
Net Sales	$76,420,082	$142,782,801
Cost of Sales (Includes related party cost of sales of $7,003,489 in 2009 and $37,936,198 in 2008)—Note 9	47,859,564	97,665,641

Gross Profit	28,560,518	45,117,160
Operating Expenses	5,830,515	8,704,832

Income From Operations	22,730,003	36,412,328

Other Income (Expense)
Interest expense	(5,989,605)	(4,898,810)
Scrap sales	13,825	689,974
Gain on EURO currency hedge settlement	—	651,439
Other	517,241	565,124

Total Other Expense	(5,458,539)	(2,992,273)

Net Income	$17,271,464	$33,420,055

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Members’ Deficit

For the Years Ended December 31, 2009 and 2008

Balance—January 1, 2008	$25,071,166
Unit awards	940,692
Purchase of member units	(19,950,000)
Member distributions	(74,229,551)
Net income	33,420,055

Balance—December 31, 2008	(34,747,638)
Unit awards	5,400
Purchase of member units	(5,600)
Member distributions	(9,037,120)
Net income	17,271,464

Balance—December 31, 2009	$(26,513,494)

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31	2009	2008
Cash Provided by (Used for) Operating Activities
Net income	$17,271,464	$33,420,055
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,412,779	4,828,543
Compensation expense—unit awards	5,400	940,692
LIFO inventory reserves	(428,035)	5,257,906
Interest rate swap	(275,540)	2,852,651
EURO hedge fair value	204,587	(204,587)
Changes in
Accounts and notes receivable	4,713,551	(1,449,612)
Inventories	10,483,801	(16,168,345)
Accounts payable	1,612,801	(3,177,047)
Other	(151,108)	(627,482)

Net Cash Provided by Operating Activities	38,849,700	25,672,774

Cash Used for Investing Activities
Purchases of property, plant and equipment	(3,572,256)	(13,343,228)

Cash Provided by (Used for) Financing Activities
Line of credit—net	(26,617,990)	86,999,327
Payments on long-term debt	(176,110)	(3,541,270)
Loan acquisition fees	(358,581)	(1,520,477)
Purchase of units	(5,600)	(19,950,000)
Member distributions	(9,037,120)	(74,229,551)

Net Cash Used for Financing Activities	(36,195,401)	(12,241,971)

Net Increase (Decrease) in Cash and Cash Equivalents	(917,957)	87,575
Cash and Cash Equivalents—Beginning of year	1,092,987	1,005,412

Cash and Cash Equivalents—End of year	$175,030	$1,092,987

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31	2009	2008
Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$4,873,607	$2,184,030

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Organization and Basis of Consolidation

C/G Electrodes LLC and its wholly owned subsidiary, C/G Electrodes Export, Inc., a Delaware Limited Liability Company (collectively, the Company), whose members have limited direct liability for Company operations, is engaged primarily in the manufacture, distribution and sale of graphite electrodes for the steel industry. The Company sells to customers throughout America, Europe, Russia, the Middle East and the Peoples Republic of China.

The accompanying consolidated financial statements include the accounts of C/G Electrodes LLC and its wholly owned subsidiary, C/G Electrodes Export, Inc., an Interest Charge Domestic International Sales Corporation (IC-DISC). All material intercompany balances and transactions have been eliminated in consolidation.

B. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of less than three months as cash equivalents. Substantially all of the Company’s cash is with a financial institution located in Cleveland, Ohio.

D. Accounts and Note Receivable

Accounts receivable are stated at the amount management expects to collect from balances outstanding at year end. Based on management’s assessment of the credit history with the Company’s customers it believes that realization losses on balances outstanding at year end will not be material. Accordingly, no allowance for doubtful accounts is deemed necessary.

Five customers accounted for approximately 52% of sales in 2009 and four customers accounted for approximately 27% of sales in 2008. Five customers accounted for approximately 45% of accounts receivable at December 31, 2009 and 71% at December 31, 2008.

Included in accounts receivable at December 31, 2009 is a note receivable due from a customer totaling approximately $1,152,000. The note bears interest at 12% with payments to be received monthly through December 31, 2010.

E. Revenue Recognition

Sales and related costs of sales are generally recorded when goods are shipped and title, ownership and risk of loss have passed to the customer, all of which occurs upon shipment or delivery of the product based on applicable shipping terms. The shipping terms may vary depending on the nature of the customer, domestic or foreign, and the type of transportation used. Shipping and handling costs are recognized as a component of cost of sales.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

F. Taxes on Revenue Producing Transactions

Taxes assessed by governmental authorities on revenue producing transactions, including sales, value added, excise and use taxes, are recorded on a net basis (excluded from revenue) in the income statement.

G. Inventories

The Company’s inventories are stated at the lower of cost or market. The raw material component of inventory costs has been determined by the last-in, first-out (LIFO) method. The remainder of the Company’s inventory costs are determined using the first-in, first-out (FIFO) method.

H. Property, Plant and Equipment

Property, plant and equipment are recorded at cost including expenditures for additions and major improvements. Maintenance and repairs which are not considered to extend the useful lives of assets are charged to operations as incurred. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in income from operations for the year.

For financial reporting, depreciation of property, plant and equipment is computed using the straight-line method at rates calculated to amortize costs over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years
Buildings	20 - 40
Machinery and equipment	5 - 15

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

I. Other Assets

Loan acquisition fees are capitalized and are being amortized on a straight-line basis over the term of the related debt.

Non-compete and licensing agreements are being amortized on a straight-line basis over 10 years.

J. Derivative Financial Instruments

During 2009, the Company adopted new accounting standards which require additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedged items affect the consolidated financial statements.

The Company accounts for its derivative instruments as either assets or liabilities and carries them at fair value. Derivatives that are not defined as hedges are adjusted to fair value through earnings. For derivative instruments that hedge the exposure to variability in expected future cash flows, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income in stockholders’ equity and reclassified into earnings in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument is recognized in current

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

earnings. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions. The Company has determined that its interest rate swaps do not qualify for hedge accounting.

K. Income Taxes

As a limited liability company, the Company is treated as a partnership for income tax purposes and is not subject to income taxes. The taxable income or loss of the Company is included in the individual income tax returns of its members based upon their percentage of ownership. The IC-DISC is not subject to Federal or state income taxes. Consequently, no provision for income taxes is required in the accompanying consolidated financial statements.

The Company adopted the accounting standard for uncertain tax positions as of January 1, 2009. The standard requires a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority. The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority. The adoption of this accounting standard did not have an effect on the Company’s consolidated financial statements.

L. Foreign Currency

The Company sells to European customers. These sales are invoiced in EUROs. Foreign currency exchange gains and losses, including the effect of the translation of the year-end accounts receivable balances from EUROs to U.S. dollars, are included in net income. As a result of foreign currency fluctuations of the Company’s trade accounts receivable, the Company recognized a net foreign currency translation loss in net income of approximately $36,000 in 2009 and $152,000 in 2008.

The Company does not believe it has significant exposure to the effects of the risk of fluctuations in foreign currency on receivables denominated in other than U.S. dollars.

M. Stock-based Compensation

The Company has employee unit award plans. The Company measures compensation expense for its member unit awards at the grant date based on the fair value of the awards and recognizes the compensation expense over the employee’s requisite service period, which is generally the vesting period. The Company estimates the fair value of the units granted using a discounted cash flow valuation model.

N. Fair Value Measurements

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

O. Recent Accounting Pronouncements

On September 15, 2009, the Financial Accounting Standards Board Accounting Standards Codification (Codification) became the single source of authoritative generally accepted accounting principles in the United States of America. The Codification changed the referencing of financial standards but did not change or alter existing generally accepted accounting principles in the United States of America. The Codification became effective for the Company at that date.

P. Subsequent Events

Management evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through May 21, 2010, the day the consolidated financial statements were approved and authorized for issue.

Note 2—Inventories

Inventories consisted of the following at December 31:

	2009	2008
Raw materials	$7,808,250	$11,337,775
Work in process	20,955,393	24,332,132
Finished goods	2,750,089	6,447,813
Supplies	4,676,961	4,556,774

	36,190,693	46,674,494
Less amount to reduce certain inventories to LIFO value	15,616,500	16,044,535

Total inventories	$20,574,193	$30,629,959

The use of LIFO increased net income by approximately $428,000 in 2009 and decreased net income by approximately $5,258,000 in 2008.

Approximately 65% and 73% of the Company’s inventories at December 31, 2009 and 2008 are costed at the lower of LIFO cost or market.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 3—Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2009	2008
Land	$206,801	$206,801
Buildings	7,344,600	6,052,187
Machinery and equipment	40,042,257	36,983,002
Construction in progress	6,518,521	7,297,933

	54,112,179	50,539,923
Accumulated depreciation	(16,335,555)	(11,335,972)

Net property, plant and equipment	$37,776,624	$39,203,951

Depreciation expense, included in cost of goods sold and operating expenses, amounted to approximately $5,000,000 for 2009 and $4,453,000 for 2008.

Note 4—Other Assets

Other assets consisted of the following at December 31:

	2009	2008
Loan acquisition fees	$1,969,377	$1,610,795
Non-compete agreements	500,000	500,000
Licensing agreement	39,032	39,032
Other—nonamortizable	41,424	41,424

	2,549,833	2,191,251
Accumulated amortization	(686,632)	(273,435)

Net other assets	$1,863,201	$1,917,816

Amortization expense, included in operating expenses, amounted to approximately $413,000 for 2009 and $375,000 for 2008.

The approximate amortization expense for other assets subject to amortization for the five years subsequent to December 31, 2009 is as follows:

Year Ending December 31	Amount
2010	$448,000
2011	448,000
2012	448,000
2013	346,000
2014	59,000
Thereafter	73,000

$1,822,000

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 5—Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at December 31:

	2009	2008
Interest rate swap	$2,901,438	$3,176,978
Accrued interest	1,102,303	—
Accrued compensation	745,610	2,485,621
Accrued utilities	581,695	777,998
Other accrued expenses	735,804	818,096

	$6,066,850	$7,258,693

Note 6—Long-term Debt

Long-term debt consists of the following at December 31:

	2009	2008
Revolving line of credit	$85,382,010	$112,000,000
Mortgage note payable—Pennsylvania Industrial Development Authority—due in monthly payments of $12,085, including interest at 3%, matures in November 2018, collateralized by the Company’s property	1,124,116	1,233,627
Capital lease obligations—paid in full in 2009	—	66,599

	86,506,126	113,300,226
Less: Current portion	112,842	176,110

	$86,393,284	$113,124,116

The Company has a credit agreement (the Agreement) with various financial institutions. The Agreement provides for a revolving line of credit (the line) with maximum borrowings of $100 million, and includes a swingline facility of $10 million and $1 million for standby letters of credit.

Borrowings under the line bear interest at a base rate. The base rate is the greater of lender’s Prime Rate (3 1/4% at December 31, 2009) plus a margin or the Federal funds rate (.05% at December 31, 2009) plus  1/2%. The Company has the option to lock in a fixed rate three-month LIBOR (.31% at December 31, 2009) plus a margin on a qualifying portion of the borrowings, as defined in the Agreement. At December 31, 2009, $75 million of the outstanding borrowings were locked in and bear interest at 4.31%, with the remaining outstanding borrowings bearing interest at 6 1/4%.

The line expires in September 2012 and is collateralized by substantially all of the Company’s assets along with certain of the Company’s member units. The Company’s wholly owned subsidiary, C/G Electrodes Export, Inc., is a guarantor of the Agreement. In addition, the Agreement contains certain restrictive covenants which, among other things, require the Company to maintain minimum financial ratios.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Approximate future maturities of long-term debt are as follows:

Year Ending December 31	Amount
2010	$113,000
2011	116,000
2012	85,502,000
2013	123,000
2014	127,000
Thereafter	525,000

$86,506,000

Note 7—Members’ Deficit

The Company’s amended and restated limited liability agreement provides for the allocation of income and distributions to the members, including distributions for the members’ income taxes. In January 2010, the Company declared and paid a distribution of approximately $934,000.

Series A Units

On October 1, 2008, the Company established the Series A employee unit award plan. The plan authorized 175 Series A units to be issued to non-management employees. The awarded units vested immediately. The units were valued at the grant date based on the underlying discounted cash flow of the Company’s enterprise fair value. The plan terminates December 31, 2011. There were no outstanding rights to purchase the member units under this plan.

The Series A units have full voting rights. The units contain various restrictions as to transfers and dilution.

Series B Units

Series B units have the same rights and privileges as Series A.

Series D Units

The Company has a Series D employee unit award plan. The units were valued at the grant date based on the underlying discounted cash flow of the Company’s enterprise fair value. As of December 31, 2009, all units were awarded. The final forfeiture restrictions, as defined in the plan, were released in 2008 and the Company recorded compensation expense of approximately $103,000 which is included in operating expenses in the statements of income.

In addition, as required by the Series D unit agreement, each employee was required to sign a non-compete agreement. The non-compete agreements were valued at $500,000 based on the Company’s estimated fair value determined by a discounted cash flow valuation model and are being amortized on a straight-line basis over 10 years. The non-compete agreements are included in other assets on the balance sheet.

The Series A and Series D unit agreements include a call option that allows the Company to acquire the units upon the employees’ termination. The agreements also contain a put option which provides the employee or the estate of the employee the option at the employee’s death, permanent disability, or the retirement of the

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

employee after the age of 60, to require the Company to purchase all of the outstanding Series A—non-management and Series D units held by the employees. The put option provides for the purchase of the units based on the fair value of the units as determined by the Company’s Board of Directors at the date of the put notice.

In August 2009, the Company entered into agreements to purchase 1,190 of Series D units from four former members. Payments for the units will be made starting June 30, 2010 for five consecutive years.

Note 8—Retirement Plan

The Company has a 401(k) plan. The plan generally covers all employees meeting certain age and service requirements and provides for employee elective contributions and Company contributions. The Company’s contributions to the 401(k) plan were approximately $265,000 in 2009 and $398,000 in 2008.

Note 9—Related Party Transactions

The Company purchases a major portion of its raw materials from Seadrift Coke L.P (Seadrift). Seadrift is related through common ownership and control. Total purchases from Seadrift were approximately $7,003,000 in 2009 and $37,936,000 in 2008. Accounts payable to Seadrift amounted to approximately $3,686,000 at December 31, 2009. There were no accounts payable to Seadrift at December 31, 2008.

Note 10—Major Suppliers

The Company purchases all of its premium and super premium coke from two suppliers. Management of the Company believes these two suppliers are adequate for the Company’s production requirements; however, the loss of either supplier would interrupt business operations in the short term. One of the suppliers is Seadrift.

Note 11—Derivative Financial Instruments

The Company holds derivative financial instruments for the purpose of managing risks related to the variability of future earnings and cash flows caused by changes in interest rates. The Company enters into interest rate swap agreements to manage interest rate risk associated with the Company’s variable-rate borrowings. The Company’s interest rate swap agreements involve agreements to pay a fixed rate and receive a variable rate, at specified intervals, calculated on an agreed-upon notional amount. At December 31, 2009 and 2008, all derivative instruments are designated as hedges of underlying exposures. The Company does not use any of these instruments for trading or speculative purposes.

At December 31, 2009, the Company had the following interest rate swaps, which fixed the interest rates in the collateralized credit agreement to the extent of the notional amounts of the swap, as noted in the table below:

Notional Amount	Swap Rate	Exchanged For	Effective Date	Termination Date
$ 1,500,000	4.68%	LIBOR	June 1, 2006	June 1, 2011
$ 3,303,572	5.47%	LIBOR	January 1, 2006	January 1, 2013
$50,000,000	3.54%	LIBOR	October 1, 2008	October 1, 2011
$40,000,000	2.19%	LIBOR	January 1, 2009	February 1, 2012

The fair value of the swap liability included in accrued expenses and other current liabilities amounted to approximately $2,901,000 as of December 31, 2009 and $3,177,000 as of December 31, 2008. This resulted in a

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

gain of approximately $276,000 in 2009 and a loss of approximately $3,177,000 in 2008 which is included in interest expense in the consolidated statements of income and as an adjustment to reconcile net income to net cash provided by operating activities in the consolidated statements of cash flows.

Note 12—Fair Value of Financial Instruments

The fair value of the interest rate swap contracts is determined on a recurring basis by using a discounted cash flow method using the applicable inputs from the forward interest rate yield curves with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the contract to December 31, 2009 within the fair value hierarchy (Level 2 - significant other observable inputs).

The carrying value of cash and cash equivalents, accounts receivable and note receivable and accounts payable approximates fair value because of the short-term maturity of those instruments.

The fair value of the Company’s debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying value of debt approximates fair value.

Note 13—Contingency and Commitment

The Company is, from time to time, involved in lawsuits arising in the ordinary course of its business. In the opinion of management, resolution of these lawsuits will not have a material effect on the Company’s financial position or results of operations.

Note 14—Subsequent Event

On April 28, 2010, the Company entered into an agreement and plan of merger with GrafTech International, Ltd. and certain of its subsidiaries (GTI) to sell all of the Members’ interests of the Company. GTI also entered into a similar agreement to purchase Seadrift.

Members of the Company will receive $152.5 million in cash less debt (subject to working capital adjustments), 12 million new GTI Shares and non-interest bearing, senior subordinated promissory notes of $100 million. The acquisition by GTI is also subject to the consummation of the Seadrift acquisition and certain anti-trust regulatory provisions which are currently pending. The financial statements have not been adjusted to reflect this transition.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Balance Sheets

	September 30, 2010 (Unaudited)	December 31, 2009 (Derived From Audited Statements)
ASSETS

Current Assets
Cash and cash equivalents	$773,968	$175,030
Accounts receivable—trade	12,032,785	9,281,658
Note receivable—trade	235,136	1,152,480
Inventories	19,687,191	20,574,193
Other current assets	288,074	232,787

Total Current Assets	33,017,154	31,416,148
Property, Plant and Equipment—Net of accumulated depreciation of $20,029,576 in 2010 and $16,335,555 in 2009	36,421,709	37,776,624
Other Assets	1,526,910	1,863,201

Total Assets	$70,965,773	$71,055,973

LIABILITIES AND MEMBERS' DEFICIT

Current Liabilities
Current portion of long-term debt	$115,406	$112,842
Accounts payable (includes related party accounts payable of $831,468 in 2010 and $3,686,063 in 2009)	5,372,159	4,996,491
Interest rate swap liabilities	2,681,386	2,901,438
Accrued payroll	1,414,467	845,265
Accrued utilities	1,078,604	581,695
Accrued interest	712,138	1,102,303
Accrued expenses and other current liabilities	373,489	636,149

Total Current Liabilities	11,747,649	11,176,183
Long-term Debt—Net of current portion	75,978,675	86,393,284

Total Liabilities	87,726,324	97,569,467
Members' Deficit	(16,760,551)	(26,513,494)

Total Liabilities and Members' Deficit	$70,965,773	$71,055,973

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Income

For the Nine Months Ended September 30	2010 (Unaudited)	2009 (Unaudited)
Net Sales	$95,115,556	$59,107,310
Cost of Sales (Includes related party cost of sales of $24,187,036 in 2010 and none in 2009)	66,924,411	35,835,589

Gross Profit	28,191,145	23,271,721
Operating Expenses	6,673,078	4,230,972

Income From Operations	21,518,067	19,040,749

Other Income (Expense)
Interest expense	(4,223,694)	(4,763,604)
Other income	658,171	586,691

Total Other Expense	(3,565,523)	(4,176,913)

Net Income	$17,952,544	$14,863,836

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30	2010 (Unaudited)	2009 (Unaudited)
Cash Provided by (Used for) Operating Activities
Net income	$17,952,544	$14,863,836
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,030,312	4,040,813
LIFO inventory reserves	(285,510)	(428,035)
Interest rate swap	(220,052)	(84,784)
EURO hedge fair value	—	204,587
Changes in
Accounts and note receivable	(1,833,783)	8,225,147
Inventories	1,172,512	13,532,702
Accounts payable	375,668	(2,711,068)
Accrued expense and other current liabilities	413,286	(749,293)
Other	(55,287)	826,746

Net Cash Provided by Operating Activities	21,549,690	37,720,651

Cash Used for Investing Activities
Purchases of property, plant and equipment	(2,339,106)	(3,400,413)

Cash Used for Financing Activities
Line of credit—net	(10,327,732)	(25,728,256)
Payments on long-term debt	(84,313)	(139,470)
Loan acquisition fees	—	(358,582)
Purchase of units	(1,800)	(3,600)
Member distributions	(8,197,801)	(9,034,310)

Net Cash Used for Financing Activities	(18,611,646)	(35,264,218)

Net Increase (Decrease) in Cash and Cash Equivalents	598,938	(943,980)

Cash and Cash Equivalents—Beginning of period	175,030	1,092,987

Cash and Cash Equivalents—End of period	$773,968	$149,007

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$4,223,694	$4,763,604

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Interim Financial Presentation

These interim consolidated financial statements of C/G Electrodes LLC and Subsidiary (the Company) are unaudited; however, in the opinion of management, they have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been omitted or condensed. These interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements, including the accompanying notes, for the year ended December 31, 2009.

The unaudited consolidated financial statements reflect all adjustments (all of which are of a normal, recurring nature) which management considers necessary for a fair statement of financial position, results of operations and cash flows for the interim periods presented. The results for the interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

B. Foreign Currency

The Company sells to European customers. These sales are invoiced in EUROs. Foreign currency exchange gains and losses, including the effect of the translation of the September 30, 2010 and December 31, 2009 year-end accounts receivable balances from EUROs to U.S. dollars, are included in net income as a component of sales. As a result of foreign currency fluctuations on the Company’s trade accounts receivable, the Company recognized a net foreign currency translation loss in net income of approximately $221,000 for the nine-month period ended September 30, 2010 and a net foreign currency translation gain in net income of approximately $6,000 for the nine-month period ended September 30, 2009.

The Company does not believe it has significant exposure to the effects of the risk of fluctuations in foreign currency on receivables denominated in other than U.S. dollars.

C. Reclassifications

Certain reclassifications have been made to the December 31, 2009 financial statements to conform with the September 30, 2010 presentation.

Note 2—Inventories

Inventories consisted of the following at:

	September 30, 2010	December 31, 2009
Raw materials	$5,995,111	$7,808,250
Work-in-process	21,727,589	20,955,393
Finished goods	2,531,249	2,750,089
Supplies	4,764,232	4,676,961

	35,018,181	36,190,693
Less: Amount to reduce certain inventories to LIFO value	15,330,990	15,616,500

Total inventories	$19,687,191	$20,574,193

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Cost of sales was decreased by approximately $286,000 for the nine-month period ended September 30, 2010 and $428,000 for the nine-month period ended September 30, 2009 as a result of LIFO liquidations.

Interim LIFO liquidations expected to be replaced at year end have been reflected in the cost of sales as the difference between the LIFO cost and replacement cost for the periods ended September 30, 2010 and 2009.

Note 3—Long-term Debt

Long-term debt at September 30, 2010 and December 31, 2009 primarily consists of a line of credit. Borrowings under the line bear interest at a base rate. The base rate is the greater of lender’s Prime Rate (3 1/4% at September 30, 2010) plus a margin or the Federal funds rate (.09% at September 30, 2010) plus  1/2%. The Company has the option to lock in a fixed rate at LIBOR rate plus a margin (4.0% at September 30, 2010) on a qualifying portion of the borrowings, as defined in the agreement. At September 30, 2010, the Company has the following outstanding borrowings interest rate locked:

Outstanding Borrowings	LIBOR	Rate Locked Through
$70,000,000.31%		October 6, 2010

The remaining outstanding borrowings on the line bear interest at 6 1/4%.

Note 4—Members’ Deficit

The Company has declared and paid distributions of approximately $8,198,000 during the nine-month period ended September 30, 2010.

Note 5—Related Party Transactions

The Company purchases a major portion of its raw materials from Seadrift Coke, L.P. (Seadrift). Seadrift is related through common ownership and control. Total purchases from Seadrift were approximately $24,187,000 for the nine-month period ended September 30, 2010. There were no purchases for the nine-month period ended September 30, 2009. Accounts payable to Seadrift amounted to approximately $831,000 at September 30, 2010 and $3,686,000 at December 31, 2009.

Note 6—Derivative Financial Instruments

The Company holds derivative financial instruments for the purpose of managing risks related to the variability of future earnings and cash flows caused by changes in interest rates. The Company enters into interest rate swap agreements to manage interest rate risk associated with the Company’s variable-rate borrowings. The Company’s interest rate swap agreements involve agreements to pay a fixed rate and receive a variable rate, at specified intervals, calculated on an agreed-upon notional amount. At September 30, 2010 and December 31, 2009, all derivative instruments are designated as hedges of underlying exposures. The Company does not use any of these instruments for trading or speculative purposes.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

At September 30, 2010, the Company had the following interest rate swaps, which fixed the interest rates in the collateralized credit agreement to the extent of the notional amounts of the swap, as noted in the table below:

Notional Amount	Swap Rate	Exchanged For	Effective Date	Termination Date
$ 1,000,000	4.68%	LIBOR	June 1, 2006	June 1, 2011
$ 2,500,000	5.47%	LIBOR	January 1, 2006	January 1, 2013
$50,000,000	3.54%	LIBOR	October 1, 2008	October 1, 2011
$40,000,000	2.19%	LIBOR	January 1, 2009	February 1, 2012

The fair value of the swap liability included in interest rate swap liabilities amounted to approximately $2,681,000 as of September 30, 2010 and $2,901,000 as of December 31, 2009. The fair value adjustments for the interest rate swaps resulted in gains of approximately $220,000 for the nine-month period ended September 30, 2010 and losses of approximately $85,000 for the nine-month period ended September 30, 2009. These adjustments offset interest expense in the consolidated statements of income and as an adjustment to reconcile net income to net cash provided by operating activities in the consolidated statements of cash flows.

Note 7—Fair Value of Financial Instruments

The fair value of the interest rate swap contracts is determined on a recurring basis by using a discounted cash flow method using the applicable inputs from the forward interest rate yield curves with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the contract to September 30, 2010 and December 31, 2009 within the fair value hierarchy (Level 2 - significant other observable inputs).

The carrying value of cash and cash equivalents, accounts receivable, note receivable and accounts payable approximates fair value because of the short-term maturity of those instruments.

The fair value of the Company’s debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying value of debt approximates fair value.

Note 8—Contingency and Commitment

The Company is, from time to time, involved in lawsuits arising in the ordinary course of its business. In the opinion of management, resolution of these lawsuits will not have a material effect on the Company’s financial position or results of operations.

Note 9—Potential Sale

On April 28, 2010, the Company entered into an agreement and plan of merger with GrafTech International, Ltd. and certain of its subsidiaries (GTI) to sell all of the members’ interests of the Company. GTI also entered into a similar agreement to purchase Seadrift Coke, L.P.

Members of the Company will receive $152.5 million in cash less debt (subject to working capital adjustments), 12 million new GTI shares and non-interest bearing, senior subordinated promissory notes of $100 million. The acquisition by GTI is also subject to the consummation of the Seadrift Coke, L.P. acquisition and certain anti-trust regulatory provisions which are currently pending. The consolidated financial statements have not been adjusted to reflect this transition.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Acquisition costs are accounted for as expense in the periods in which the costs are incurred. Total legal, accounting, regulatory and other professional costs incurred for the nine months ended September 30, 2010 were approximately $1,583,000 and are included in operating expense in the consolidated statements of income. Approximately $1,258,000 of these costs are included in accounts payable in the consolidated balance sheet as of September 30, 2010.

GRAFTECH, SEADRIFT AND C/G UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of GrafTech, Seadrift, and C/G as if the merger took place on September 30, 2010.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009 and for the nine months ended September 30, 2010 combine the historical consolidated statements of operations for GrafTech, Seadrift and C/G as if the merger took place on January 1, 2009.

The historical consolidated financial information has been adjusted in the unaudited condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of GrafTech, Seadrift, and C/G for the applicable periods, which are included in this document:

•	Separate unaudited financial statements of GrafTech as of and for the nine months ended September 30, 2010;

•	Separate historical financial statements of GrafTech as of and for the year ended December 31, 2009;

•	Separate unaudited financial statements of Seadrift as of and for the nine months ended September 30, 2010;

•	Separate historical financial statements of Seadrift as of and for the year ended December 31, 2009;

•	Separate unaudited financial statements of C/G as of and for the nine months ended September 30, 2010; and

•	Separate historical financial statements of C/G as of and for the year ended December 31, 2009.

The unaudited pro forma condensed combined financial information is presented for information purposes only and is not intended to represent or be indicative of the combined results of operations or financial position that we would have reported had the acquisitions been completed as of the date and for the periods presented, and should not be taken as representative of our consolidated results of operations or financial condition following completion of the acquisitions. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or results of operations of the combined company. Transactions between Seadrift and either GrafTech or C/G during the periods presented have been eliminated in the unaudited pro forma condensed combined financial information. There were no material transactions between GrafTech and C/G during the periods presented that are required to be eliminated. In the future, to the extent the combined company uses Seadrift coke to manufacture any products, Seadrift’s profit will not be recognized until the coke is used to produce a finished product and the associated finished product is delivered to our end customer. Given the manufacturing process time for graphite electrodes, for example, this could result in Seadrift’s profits being delayed 3 to 6 months versus Seadrift product sales to third parties.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP”). GrafTech has been treated as the acquirer. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited condensed combined financial information. Differences between these preliminary management estimates (for example estimates as to value of acquired property and equipment and intangibles) and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma combined financial information does not reflect any cost savings, operational synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to combine the operations or the costs necessary to achieve cost savings, operating synergies and revenue enhancements.

GrafTech International Ltd., Seadrift Coke L.P. and C/G Electrodes LLC

Pro Forma Unaudited Condensed Combined Statement of Operations

For the Year Ended December 31, 2009

	GrafTech	Seadrift	CG	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands, except per share information)
Net sales	$659,044	$74,309	$76,420	$(7,003	)(a)	$802,770
Cost of sales	467,939	55,632	47,860	13,783	(b)	585,214

Gross profit	191,105	18,677	28,560	(20,786)		217,556
Research and development	10,168	0	0	0		10,168
Selling and administrative expenses	82,325	7,045	5,831	(439	)(c)	94,762

Operating income	98,612	11,632	22,729	(20,347)		112,626
Equity in losses of non-consolidated affiliates	55,488			(55,488	)(d)	0
Other (income), net	1,868	11,038	(531)	878	(e)	13,253
Interest expense	5,609	1,956	5,990	7,802	(f)	21,357
Interest income	(1,047)	0	0	0		(1,047)

Income (loss) before provision for income taxes	36,694	(1,362)	17,270	26,461		79,063
Provision for income taxes	24,144	0	0	(26,035	)(g)	(1,891)

Net income (loss)	$12,550	$(1,362)	$17,270	$52,496		$80,954

Basic income per common share:
Net income per share	$0.10					$0.56
Weighted average common shares outstanding (in thousands)	119,707			24,000	(h)	143,707
Diluted income per common share:
Net income per share	$0.10					$0.56
Weighted average common shares outstanding (in thousands)	120,733			24,000	(h)	144,733

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2009 and for the Nine Months Ended September 30, 2010.

GrafTech International Ltd., Seadrift Coke L.P. and C/G Electrodes LLC

Pro Forma Unaudited Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2010

	GrafTech	Seadrift	CG	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands, except per share information)
Net sales	$725,754	$118,958	$95,116	$(26,676	)(a)	$913,152
Cost of sales	507,892	80,750	66,924	(19,100	)(b)	636,466

Gross profit	217,862	38,208	28,192	(7,576)		276,686
Research and development	9,261	0	0	0		9,261
Selling and administrative expenses	85,412	8,110	6,673	(15,457	)(c)	84,738

Operating income	123,189	30,098	21,519	7,881		182,687
Equity in (earnings) of non-consolidated affiliates	(2,326)	0	0	2,326	(d)	0
Other (income), net	(1,744)	433	(658)	0		(1,969)
Interest expense	3,063	700	4,224	6,809	(f)	14,796
Interest income	(1,228)	0	0	0		(1,228)

Income (loss) before provision for income taxes	125,424	28,965	17,953	(1,254)		171,088
Provision for income taxes	27,962	0	0	15,520	(g)	43,482

Net income (loss)	$97,462	$28,965	$17,953	$(16,774)		$127,606

Basic income per common share:
Net income per share	$0.81					$0.88
Weighted average common shares outstanding (in thousands)	120,484			24,000	(h)	144,484
Diluted income per common share:
Net income per share	$0.80					$0.88
Weighted average common shares outstanding (in thousands)	121,242			24,000	(h)	145,242

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2009 and for the Nine Months Ended September 30, 2010.

GrafTech International Ltd., Seadrift Coke L.P. and C/G Electrodes LLC

Pro Forma Unaudited Condensed Combined Balance Sheet

As of September 30, 2010

	GrafTech	Seadrift	C/G	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands)
Assets
Current assets
Cash and cash equivalents	$66,503	$5,408	$774	$(66,000	)(A)	$6,685
Accounts and notes receivable	158,687	22,252	12,268	(831	)(B)	192,376
Inventories, net	283,337	22,599	19,687	25,529	(C)	351,152
Prepaid expenses and other current assets	13,371	417	288	4,067	(D)	18,143

Total current assets	521,898	50,676	33,017	(37,235)		568,356
Property, plant and equipment, net	392,899	72,547	36,422	237,505	(E)	739,373
Deferred income taxes	11,125	0	0	(7,023	)(F)	4,102
Goodwill	9,524	0	0	393,351	(G)	402,875
Other assets	11,998	136	1,527	176,007	(H)	189,668
Investment in nonconsolidated affiliate	65,641	0	0	(65,641	)(I)	0
Restricted cash	1,161	0	0	0		1,161

Total assets	$1,014,246	$123,359	$70,966	$696,964		$1,905,535

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$41,941	$1,189	$5,372	$(831	)(B)	$47,671
Short-term debt	9	41	115			165
Accrued income and other taxes	34,484	1,092	0	9,589	(J)	45,165
Supply chain financing liability	25,460	0	0	0		25,460
Other current liabilities	0	0	0	20,000	(A)	20,000
Other accrued liabilities	92,965	8,725	6,260	(2,681	)(K)	105,269

Total current liabilities	194,859	11,047	11,747	26,077		243,730
Long-term debt	1,383	141	75,979	232,109	(L)	309,612
Other long-term obligations	104,492	1,104	0	0		105,596
Deferred income taxes	29,097	0	0	51,440	(M)	80,537
Contingencies	0	800	0	0		800
Stockholders’ equity
Preferred stock	0	0	0	0		0
Common stock/capital	1,247	9,781	7,913	(17,454	)(N)	1,487
Additional paid-in capital	1,309,170	0	0	440,880	(N)	1,750,050
Accumulated other comprehensive loss	(303,597)	0	0	0		(303,597)
Accumulated (deficit) earnings	(207,740)	100,486	15,012	(75,773	)(O)	(168,015)
Common stock/capital held in treasury and in employee trusts	(114,665)	0	(39,685)	39,685	(P)	(114,665)

Total stockholders’ equity	684,415	110,267	(16,760)	387,338		1,165,260

Total liabilities and stockholders’ equity	$1,014,246	$123,359	$70,966	$696,964		$1,905,535

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2010.

GRAFTECH, SEADRIFT AND C/G NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Description of Transaction

On April 28, 2010, we, and certain of our subsidiaries, entered into an agreement and plan of merger with Seadrift Coke, L.P. (“Seadrift”), a Delaware limited partnership, and certain of its partners, to acquire all of the equity interests of Seadrift that we do not already own. We owned limited partnership units constituting approximately 18.9% of the equity interests in Seadrift at the time of the agreement. At the same time, we, and certain of our subsidiaries, entered into an agreement and plan of merger with C/G Electrodes, LLC (“C/G”), a Delaware limited liability company, and certain of its members.

In connection with the acquisitions, GrafTech reorganized into a new holding company structure pursuant to the agreements and plans of merger and Section 251(g) of the General Corporation Law of the State of Delaware. The new holding company (“New GTI”) was identical to our then existing holding company, GrafTech (“Old GTI”), in all material respects, including its Board of Directors, management and capital structure. At the closing of the mergers, all outstanding shares of our common stock were automatically converted into identical common stock representing the same percentage ownership of and voting rights in the New GTI, which is also a Delaware corporation. Each Old GTI Share issued and outstanding immediately prior to the reorganization was converted into and exchanged for one share, par value $0.01 per share, of common stock of the New GTI (each, a “New GTI Share”), having the same rights, powers, preferences, qualifications, limitations and restrictions as the Old GTI Shares. Immediately after the merger, the new holding company was renamed GrafTech International Ltd. and the name of Old GTI was changed to GrafTech Holdings Inc.

The consideration paid for Seadrift consisted of $90.0 million in cash (including working capital adjustments), approximately 12 million New GTI Shares and non-interest bearing, senior subordinated promissory notes in an aggregate face amount of $100 million due in 2015. The consideration paid for C/G consisted of $160.6 million in cash (including working capital adjustments), approximately 12 million New GTI Shares and non-interest bearing, senior subordinated promissory notes in an aggregate face amount of $100 million due in 2015. Approximately $165 million of the cash consideration paid in connection with the acquisitions was funded through borrowings under our principal revolving credit facility, as amended and restated on April 28, 2010. The balance of the cash portion of the purchase price, approximately $86 million, was paid from cash on hand. The New GTI Shares were delivered on November 30, 2010, the date that the acquisitions of Seadrift and C/G were completed. GrafTech stockholders did not have dissenters’ rights or appraisal rights in connection with this reorganization.

The consummation of the Seadrift and C/G mergers was simultaneous.

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of GrafTech, Seadrift and C/G. The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which GrafTech adopted on January 1, 2009 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures, which GrafTech has adopted as required.

The acquisition method of accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Financial statements of GrafTech issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of GrafTech issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of Seadrift and C/G. In addition, the consideration to be transferred is to be measured at the closing date of the merger at the then-current market price, which will likely result in the per share equity and debt components that are different from the amount reflected in these in these unaudited pro forma condensed combined financial statements.

ASC Topic 820 defines the term “fair value”, sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” In addition, market participants are assumed to be unrelated buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, GrafTech may be required to record assets which are not intended to be used or may be sold and/or to value assets at fair value measures that do not reflect GrafTech’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Acquisition costs (i.e., advisory, legal, valuation, other professional fees, etc.) are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by GrafTech are estimated to be approximately $16 million, of which $12.3 million was expensed in the nine months ended September 30, 2010 and an immaterial amount in the year ended December 31, 2009. Total advisory, legal, and other professional fees expensed by Seadrift in the nine months ended September 30, 2010 were $1.5 million; none were expensed in the year ended December 31, 2009. Total advisory, legal, and other professional fees expensed by C/G in the nine months ended September 30, 2010 were $1.6 million; none were expensed in the year ended December 31, 2009.

Accounting Policies

Upon completion of the merger, GrafTech will perform a detailed review of Seadrift’s and C/G’s accounting policies. As a result of that review, GrafTech may identify differences between the accounting policies of the three companies that, when conformed, could have a material impact on the combined financial statements. At this time, GrafTech has identified that Seadrift and C/G use the last-in, first-out (“LIFO”) method for costing its raw material inventory. The unaudited pro forma financial information has been adjusted to reflect the assumption that Seadrift and C/G will use the first-in, first-out (“FIFO”) method of valuing inventory.

Estimate of Consideration Expected to be Transferred

The following is an estimate of the consideration expected to be transferred to effect the acquisition of the remaining 81.1% of Seadrift and C/G (dollars in thousands):

	Seadrift	C/G	Total
Cash
Agreed amount subject to debt and working capital adjustments	$78,500	$152,500	$231,000
Debt adjustments	(1,891)		(1,891)
Net working capital adjustments	13,373	8,084	21,457

Net cash consideration	89,982	160,584	250,566
Fair value of common stock issued (based upon the November 23, 2010 closing price of our common stock—$18.38)	220,560	220,560	441,120
Fair value of non-interest bearing, five-year senior subordinated note	71,299	71,299	142,598

Total consideration expected to be transferred	$381,841	$452,443	$834,284

Our acquisition of the remaining units of Seadrift results in our obtaining control. Under ASC Topic 820 we are required to remeasure our previously held equity interest (18.9% ownership) to its fair value at the effective time of the merger. Our estimate of the fair value of our previously held investment of $74.9 million at September 30, 2010 is greater than its carrying value of $65.6 million by $9.3 million. GrafTech will recognize this difference as a gain in the income statement at the effective time of the merger. The unaudited pro forma condensed combined results of operation for the year ended December 31, 2009 and for the nine months ended September 30, 2010 do not include this gain. The unaudited pro forma condensed combined balance sheet reflects an adjustment of retained earnings for the gain—See Note (O) Adjustments to Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2010. Our estimates of fair value and the gain are preliminary and subject to change and could vary materially from the actual amounts on the closing date. A change in the estimated fair value would affect goodwill.

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration that will be transferred when the merger is completed. The fair value of equity securities issued is required to be measured on November 30, 2010, the closing date of the merger, at the then-current market price. This requirement will likely result in a per share equity component different from the $18.38 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. GrafTech believes that an increase or decrease by as much as $1.00 in the GrafTech common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based on the recent history of GrafTech common stock price. A change of this magnitude would increase or decrease the consideration expected to be transferred by about $24 million which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

In addition, the fair value of the unsecured subordinated notes issued is required to be measured using market interest rates as of the closing date. The interest rates used for pro forma purposes are based on current market rates.

Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by GrafTech in the merger, reconciled to the estimate of consideration expected to be transferred (dollars in thousands):

	Seadrift	C/G	Total
Total estimated consideration expected to be transferred	$381,841	$452,443	$834,284
Fair value of our equity in Seadrift held prior to acquisition (a)	74,870		74,870

Aggregate value to be allocated to identifiable net assets, with residual to goodwill	456,711	452,443	909,154
Allocation to identifiable net assets:
Cash	5,408	774	6,182
Accounts and notes receivable (b)	21,421	12,268	33,689
Inventories (b)	37,882	29,933	67,815
Other current assets	417	288	705
Property, plant and equipment	250,000	96,475	346,475
Customer relationships (c)	39,313	81,000	120,313
Technology and know-how	27,300	30,000	57,300
Other long-term assets	0	56	56
Accounts payable and accrued liabilities (b)	(11,006)	(8,120)	(19,126)
Debt and capital lease obligations	(182)	(1,040)	(1,222)
Deferred income taxes—liability	(54,197)	(40,283)	(94,480)
Other long-term liabilities	(1,904)	0	(1,904)

Total allocated to identifiable net assets	314,452	201,351	515,803

Goodwill	$142,259	$251,092	$393,351

(a)	Includes an estimated gain of $9.3 million resulting from remeasuring GrafTech’s previously held equity interests in Seadrift.
(b)	Net of related party activity.
(c)	Includes derecognition of the C/G customer relationship intangible asset of $4.4 million recognized by Seadrift; however, eliminated as a related party amount when both acquisitions are consummated.

These preliminary estimates of fair value and weighted-average useful life will likely differ from the amounts reported in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once GrafTech and our third party valuation advisors have full access to the specifics of Seadrift’s and C/G’s long-lived assets, additional insight will be gained that could impact: (i) the estimated total value assigned to long-lived assets; (ii) the estimated allocation of value between finite-lived and indefinite-lived assets and/or (iii) the estimated weighted-average useful life of each category of long-lived assets.

Following is a discussion of the adjustments made to Seadrift’s and C/G’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Investment in Non-consolidated Affiliate: ASC Topic 820 requires that an acquirer remeasure its previously held equity interest in an acquiree at its acquisition date fair value and recognize the resulting gain or loss in earnings. The gain is calculated based on the acquisition date fair value of our 18.9% ownership of Seadrift, which will be determined by discounting the estimated cash flows of Seadrift.

Property, plant and equipment: As of the effective time of the merger, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Based on internal assessments for purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. This estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date. For each $10 million change of fair value adjustment that changes property, plant and equipment, there could be an annual increase or decrease in depreciation expense of approximately $0.6 million per year, assuming a weighted-average useful life of 17.5 years.

Intangible assets: As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use.

The fair value of these intangible assets is normally determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows through the use of either the multi-period excess earnings method or relief-from-royalty method. At this time, GrafTech does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to value the customer relationships/contracts and needle coke manufacturing technology and know-how. Some of the more significant assumptions in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of goods sold, sales and marketing expenses, and working capital/contributory asset charges) and the discount rate selected to measure the risks inherent in the future cash flows. However, based on an internal revaluation of the third party valuation when we acquired our 18.9% ownership in Seadrift, as well as internal assessments, GrafTech has identified the following significant intangible assets: customer relationships/contracts and needle coke manufacturing technology and know-how. For purposes of these unaudited pro forma condensed combined financial statements, GrafTech management estimated the fair values of the intangible assets as follows: customer relationships/contracts—$120.3 million with a weighted average useful life of 15 years; and the needle coke and graphite electrode manufacturing technologies and know-how—$57.3 million with a weighted average useful life of 10 years. For each $10 million change of fair value adjustment that changes intangible assets, there could be an annual increase or decrease in amortization expense of approximately $0.8 million per year, assuming a weighted-average useful life of 13 years

Debt and other long-term obligations: C/G’s bank debt and interest rate swaps will be repaid with a portion of the cash consideration at the time of the merger. We have based our pro forma calculations using the balances at September 30, 2010—bank debt of $75.0 million and interest rate swaps of $2.7 million. We will assume Seadrift’s capital lease and C/G’s indebtedness to the Pennsylvania Industrial Development Authority and record them at their merger date fair values.

Deferred taxes: As of the effective time of the merger, GrafTech will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments made to certain assets acquired and liabilities assumed.

Other long-term liabilities and contingencies: As of the effective time of the merger, contingencies are required to be measured at fair value if the acquisition-date fair value of the asset or liability arising from the contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria are met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 405, Contingencies. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.

Goodwill: Goodwill is calculated as the difference between (i) the sum of the acquisition-date fair value of the consideration expected to be transferred and the fair value of the previously held equity interest and (ii) the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

Related Party Transactions: Sales of product from Seadrift to C/G and to GrafTech during the periods presented have been eliminated in the unaudited pro forma condensed combined financial statements. Interest expense on the loan from GrafTech to Seadrift has also been eliminated. There were no other material transactions between GrafTech and Seadrift or C/G during the periods presented.

Adjustments to GrafTech, Seadrift and C/G Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2009 and for the Nine Months Ended September 30, 2010

(a) To record the elimination of sales of product from Seadrift to C/G and to GrafTech.

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Sales of product from Seadrift to C/G	$(7,003)	$(24,187)
Sales of product from Seadrift to GrafTech	0	(2,489)

	$(7,003)	$(26,676)

(b) Reflects the elimination of sales from Seadrift to C/G and to GrafTech and the related party profit pertaining to C/G’s inventory; the change in accounting for inventories from the LIFO method to the FIFO method; and increased depreciation and amortization resulting due to recording property, plant and equipment and intangible assets at their fair values. The components of the adjustments to cost of sales are (dollars in thousands):

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Related party eliminations	$(7,995)	$(31,761)
Reversal of (expense) benefit previously recognized resulting from change in accounting for inventories from LIFO method to FIFO method	(1,903)	(4,723)
Increased depreciation and amortization due to recording property, plant and equipment and intangible assets at their fair values	23,681	17,384

	$13,783	$(19,100)

(c) The components of the adjustment to selling and administrative expenses are (dollars in thousands):

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Reversal of amortization of other assets—Seadrift	$(26)	$(9)
Reversal of amortization of other assets—C/G	(413)	(56)
Elimination of transaction fees—Seadrift		(1,461)
Elimination of transaction fees—C/G		(1,583)
Elimination of transaction fees—GrafTech		(12,348)

	$(439)	$(15,457)

(d) To eliminate equity in (earnings) losses (including non-cash write-down of investment of $52.8 million in 2009) of non-consolidated affiliate as a result of now owning 100% of Seadrift.

(e) To eliminate gains on interest rate swaps for the year ended December 31, 2009.

(f) Reflects the change in interest expense (dollars in thousands):

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Reversal of interest on debt and interest rate swaps repaid at acquisition	$(8,222)	$(5,209)
Interest expense on new borrowings under GrafTech credit agreement and amortization of non interest bearing note issued (1)	16,024	12,018

	$7,802	$6,809

(1)	Represents incremental interest expense related to the incurrence of additional indebtedness from (i) borrowings under our revolving credit facility of $165 million, bearing interest at our current interest rate of 2.79% and (ii) the issuance of $142.6 million of non-interest bearing notes with an effective interest rate of 7.0%. The interest rates used for pro forma purposes are based on current market rates. For each 0.125% increase or decrease in the assumed rates with respect to the credit agreement and the notes offered hereby, our annual interest expense would increase or decrease by $0.4 million.

(g) Represents the tax effect, calculated using the U.S. statutory income tax rate of 35%, of the impact of combining Seadrift’s results of operations and the adjustments to income before income taxes for the purchase accounting adjustments, primarily related to expenses associated with incremental debt to partially finance the acquisition and increased depreciation and amortization resulting from the estimated fair value adjustments for acquired property, plant and equipment and intangible assets, with the historical financial statements of GrafTech.

The pro forma statements of operations are prepared as if Seadrift were acquired as of January 1, 2009. Accordingly, the pro forma statements of operations include an adjustment to eliminate our equity in (earnings) losses and write-down of investment in non-consolidated affiliate. Because we reversed the 2009 impairment write-down of the investment in non-consolidated affiliate and the related tax effects, we were again in our original net deferred tax liability position. Therefore, we reversed the provision for valuation allowance of $41.4 million.

(h) The approximate 24 million common shares to be issued, while subject to customary standstill provisions and certain restrictions on their sale, are participating shares for the calculations of basic and diluted earnings per share.

Adjustments to GrafTech, Seadrift and C/G Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2010

(A)	To adjust cash and cash equivalents for amount used to fund the cash consideration paid to owners of Seadrift and C/G (dollars in thousands):

Cash on hand paid to owners of Seadrift and C/G at closing (November 30, 2010)	$86,000
Cash on hand available at September 30, 2010 to pay owners of Seadrift and C/G	(66,000)

Cash on hand paid to owners of Seadrift and C/G reclassified as current liability for pro forma presentation	$20,000

(B)	To eliminate related party balances.

(C)	To adjust Seadrift and C/G inventories to their estimated net realizable value. GrafTech believes that fair value approximates net realizable value, which is defined as expected sales price less costs to sell plus a reasonable margin for the selling effort. The adjustment to inventory includes an adjustment to eliminate related party profit in C/G’s inventory of $5.1 million and a $30.6 million increase to adjust LIFO inventories to a current cost basis.

(D)	To record the release of $4.1 million of valuation allowance for deferred tax assets—short-term. See Note (F) and footnote (2) to Note (O) below for details.

(E)	Reflects adjustment of Seadrift and C/G property, plant and equipment to their estimated fair values (dollars in thousands).

	Seadrift	C/G	Total
Net book value of property, plant and equipment	$72,547	$36,422	$108,969
Adjustment to record property, plant and equipment at their fair values	177,453	60,052	237,505

Estimated fair value of property, plant and equipment	$250,000	$96,474	$346,474

(F)	Reflects adjustments for the following (dollars in thousands):

Reversal of valuation allowance previously recognized for GrafTech deferred tax assets	$27,732
Change in net long-term deferred tax asset position due to recording acquired assets and liabilities assumed at their fair values	(34,755)

$(7,023)

As part of accounting for the acquisition, we recorded deferred income tax liabilities for the fair value adjustments made to certain assets acquired and liabilities assumed. Certain of these deferred tax liabilities are expected to reverse during the same period that certain of our deferred tax assets are expected to reverse. As a result, we reduced our preexisting valuation allowance related to such deferred tax assets. This pro forma adjustment is reflected as an adjustment to deferred income taxes (asset) and retained earnings in the unaudited pro forma condensed combined balance sheet.

See Note (M) and footnote (2) to Note (O) below for additional details.

(G)	Reflects goodwill associated with the transaction (dollars in thousands).

Difference between the estimated fair values of the net assets acquired and the consideration	$289,642
Recognition of gain on adjustment to fair value of GrafTech’s 18.9% ownership of Seadrift at the effective time of the merger	9,229
Net deferred tax liabilities associated with the estimated fair value adjustments of net assets acquired (1)	94,480

$393,351

(1)	See Note (M).

Goodwill consists of the fair value of Seadrift’s and C/G’s assembled workforces and buyer-specific synergies.

(H)	Reflects adjustments for the following (dollars in thousands):

Recognition of intangible asset—customer relationships, Seadrift	$39,313
Recognition of intangible asset—technology, Seadrift	27,300
Recognition of intangible asset—customer relationships, C/G	81,000
Recognition of intangible asset—technology, C/G	30,000
Write-off of Seadrift and C/G balances, primarily deferred financing costs and non-compete agreements	(1,606)

$176,007

Customer relationships represent the existing customers that are expected to continue to support the business. We estimated the fair values of customer relationships and technology and know-how using an income approach, that is, we determined the present value of the after-tax excess earnings attributable to each intangible asset using an appropriate risk-adjusted rate of return.

The amortization of these intangible assets was estimated using the straight-line method over their estimated lives: customer relationships, 15 years; technology and know-how, 10 years.

(I)	To eliminate carrying value of our 18.9% ownership of Seadrift at acquisition of the remaining ownership units.

(J)	To record the interim pro forma current tax provision.

(K)	Reflects the payment to terminate C/G’s interest rate swap at closing of ($2,681) (dollars in thousands).

(L)	Reflects adjustments for the following (dollars in thousands):

Repayment of C/G’s revolving line of credit	$(75,054)
Payment to terminate C/G’s interest rate swap	2,681
Borrowings under our revolving credit facility at our current rate of 2.79% to fund acquisitions	161,884
Issuance of non-interest bearing, five-year senior subordinated note at its fair value using a current market rate of 7%	142,598

$232,109

(M)	Reflects adjustments for the following (dollars in thousands):

Deferred tax liability on net assets acquired	$94,480
Reclassification of change in long-term net deferred tax asset/liability position due to recording acquired assets and liabilities assumed at their fair values	(43,040)

$51,440

For purposes of this unaudited pro forma condensed combined financial information, the United States federal statutory tax rate of 35% has been used in the calculations of the overall tax related to the acquisitions for all periods presented. This rate does not reflect GrafTech’s effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits and does not take into account any historical or possible future tax events that may impact the combined company.

(N)	Reflects adjustments for the following (dollars in thousands):

	Common stock/ capital	Additional paid-in capital
Issuance of 24 million shares of common stock, $0.01 par value at fair value of $18.38 per share	$240	$440,880
Elimination of Seadrift’s capital accounts	(9,781)
Elimination of C/G’s capital accounts	(7,913)

	$(17,454)	$440,880

The fair value of the approximate 24 million shares of common stock to be issued is based on the closing price of our common stock on November 23, 2010. An increase or decrease in the price of our common stock on the closing date of the merger of $1.00 from the stock price of $18.38 will increase or decrease the value of the shares issued by $24 million, which would be reflected as an increase or decrease in goodwill.

(O)	Reflects adjustments for the following (dollars in thousands):

Elimination of Seadrift’s retained earnings	$(100,486)
Elimination of C/G’s retained earnings	(15,012)
Recognition of gain on adjustment to fair value of GrafTech’s 18.9% ownership of Seadrift at the effective time of the merger (1)	9,229
Recognition of reversal of valuation allowance for deferred tax assets (2)	31,799
To reverse previously established deferred tax liability upon acquisition of Seadrift	8,286
Recognition of provision for current income taxes on pro forma adjustments	(9,589)

$(75,773)

(1)	Represents our estimated gain as a result of remeasuring our previously held equity interest in Seadrift. The gain will be impacted by transactional activity, such as equity income and distributions, up until the date the merger is completed. Because this pro forma adjustment will not have a continuing impact, it is excluded from the unaudited pro forma condensed combined statements of operations, but is reflected as an adjustment to goodwill and retained earnings in the unaudited pro forma condensed combined balance sheet.
(2)	In the pro forma financial statements we eliminate our investment in Seadrift, our equity in its earnings, and our 2009 write-down of the investment. Our pro forma adjustment to income taxes includes the reversal of the net change of the deferred tax liability that we recognized at the acquisition of our investment and the reversal of the provision for valuation allowance ($41.4 million) that we recorded in connection with the impairment write-down of our investment.

(P)	To eliminate C/G’s units held in treasury.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: November 30, 2010	By:	/s/ Craig S. Shular
	Name:	Craig S. Shular
	Title:	Chairman, Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

3.1.0	Certificate of Elimination of Series A Junior Participating Preferred Stock of GrafTech International Ltd.

3.2.0	Amended and Restated Certificate of Incorporation of GrafTech International Ltd.

3.3.0	Amended and Restated Bylaws of GrafTech International Ltd.

10.1.0	Form of Senior Subordinated Promissory Note.

10.2.0	Registration Rights and Stockholders’ Agreement, dated as of November 30, 2010, by and among GrafTech International Ltd. and each of the stockholders party thereto.

23.1.0	Consent of Alpern Rosenthal for report relating to consolidated financial statements of Seadrift Coke L.P. and Subsidiary as of December 31, 2009 and 2008 and for two years then ended.

23.2.0	Consent of Alpern Rosenthal for report relating to consolidated financial statements of Seadrift Coke L.P. and Subsidiary as of December 31, 2008 and 2007 and for two years then ended.

23.3.0	Consent of Alpern Rosenthal for report relating to consolidated financial statements of C/G Electrodes LLC and Subsidiary as of December 31, 2009 and 2008 and for two years then ended.

23.4.0	Consent of Alpern Rosenthal for report relating to consolidated financial statements of C/G Electrodes LLC and Subsidiary as of December 31, 2008 and 2007 and for two years then ended.

99.1.0	Press release issued by GrafTech International Ltd. on November 30, 2010, relating to the acquisitions of Seadrift Coke L.P. and C/G Electrodes LLC. Such press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be incorporated by reference in any filing under the Securities Act of 1933 except as shall be expressly set forth by specific reference in such filing.